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Exhibit 99.1

ST. JUDE MEDICAL, INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

 ST. JUDE MEDICAL, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)

Fiscal Year Ended	December 31, 2016	January 2, 2016	January 3, 2015
Net sales	$6,004	$5,541	$5,622
Cost of sales:
Cost of sales before special charges	1,907	1,706	1,597
Special charges	103	39	56

Total cost of sales	2,010	1,745	1,653

Gross profit	3,994	3,796	3,969
Selling, general and administrative expense	1,957	1,878	1,856
Research and development expense	746	676	692
Amortization of intangible assets	186	116	89
Special charges	56	96	181

Operating profit	1,049	1,030	1,151
Interest income	(1)	(3)	(5)
Interest expense	159	103	85
Other (income) expense	61	2	3

Other expense, net	219	102	83

Earnings before income taxes and noncontrolling interest	830	928	1,068
Income tax expense	96	62	113

Net earnings before noncontrolling interest	734	866	955
Less: Net loss attributable to noncontrolling interest	—	(14)	(47)

Net earnings attributable to St. Jude Medical, Inc.	$734	$880	$1,002

Net earnings per share attributable to St. Jude Medical, Inc.:
Basic	$2.58	$3.11	$3.52
Diluted	$2.54	$3.07	$3.46
Cash dividends declared per share:	$1.24	$1.16	$1.08
Weighted average shares outstanding:
Basic	284.7	282.2	285.0
Diluted	288.7	286.3	289.7

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

 ST. JUDE MEDICAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

Fiscal Year Ended	December 31, 2016	January 2, 2016	January 3, 2015
Net earnings before noncontrolling interest	$734	$866	$955
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on available-for-sale securities, net of tax (expense) benefit of ($7 million), $7 million and $4 million, respectively	15	(12)	(2)
Unrealized gain (loss) on derivative financial instruments, net of tax (expense) benefit of ($11 million), ($6 million) and $0 million, respectively	22	8	—
Foreign currency translation adjustment	(52)	(168)	(217)

Other comprehensive income (loss), net of tax	(15)	(172)	(219)

Total comprehensive income before noncontrolling interest	719	694	736

Total comprehensive loss attributable to noncontrolling interest	—	(14)	(47)

Total comprehensive income attributable to St. Jude Medical, Inc.	$719	$708	$783

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

 ST. JUDE MEDICAL, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except par value and share amounts)

	December 31, 2016	January 2, 2016
ASSETS
Current Assets
Cash and cash equivalents	$567	$667
Accounts receivable, less allowance for doubtful accounts of $43 million and $46 million, respectively	1,210	1,237
Inventories	895	909
Other current assets	300	269

Total current assets	2,972	3,082
Property, Plant and Equipment
Land, building and improvements	763	729
Machinery and equipment	1,670	1,597
Diagnostic equipment	516	441

Property, plant and equipment, at cost	2,949	2,767
Less: Accumulated depreciation	(1,631)	(1,447)

Net property, plant and equipment	1,318	1,320
Goodwill	5,638	5,651
Intangible assets, net	2,075	2,226
Deferred income taxes	149	151
Other assets	426	470

TOTAL ASSETS	$12,578	$12,900

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current debt obligations	$445	$1,163
Accounts payable	214	201
Dividends payable	89	82
Income taxes payable	73	201
Employee compensation and related benefits	285	309
Other current liabilities	423	510

Total current liabilities	1,529	2,466
Long-term debt	5,354	5,229
Deferred income taxes	500	581
Other liabilities	617	582

Total liabilities	8,000	8,858
Commitments and Contingencies (Note 5)	—	—
Shareholders' Equity
Preferred stock ($1.00 par value; 25,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.10 par value; 500,000,000 shares authorized; 286,635,463 and 283,450,374 shares issued and outstanding, respectively)	29	28
Additional paid-in capital	318	148
Retained earnings	4,591	4,211
Accumulated other comprehensive income (loss)	(360)	(345)

Total shareholders' equity	4,578	4,042

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,578	$12,900

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

 ST. JUDE MEDICAL, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(In millions, except share amounts)

	Common Stock
					Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Additional Paid-In Capital	Retained Earnings		Non- controlling Interest	Total Shareholders' Equity
Balance as of December 28, 2013	289,117,352	$29	$220	$3,936	$46	$173	$4,404
Net earnings				1,002		(47)	955
Other comprehensive income (loss)					(219)	—	(219)
Cash dividends declared				(309)			(309)
Repurchases of common stock	(6,670,817)	(1)	(247)	(186)			(434)
Stock-based compensation			69			2	71
Common stock issued under employee stock plans and other, net	4,213,366	1	134				135
Tax benefit from stock plans			21				21
Measurement period fair value adjustment to noncontrolling interest						(36)	(36)
Purchase of shares from noncontrolling ownership interest			(79)	(218)		(47)	(344)

Balance as of January 3, 2015	286,659,901	29	118	4,225	(173)	45	4,244
Net earnings				880		(14)	866
Other comprehensive income (loss)					(172)	—	(172)
Cash dividends declared				(328)			(328)
Repurchases of common stock	(7,467,660)	(1)	(168)	(331)			(500)
Stock-based compensation			84			2	86
Common stock issued under employee stock plans and other, net	4,258,133	—	139				139
Fair value of replacement equity awards exchanged in business combination			17				17
Tax benefit from stock plans			20				20
Purchase of shares from noncontrolling ownership interest			(62)	(235)		(33)	(330)

Balance as of January 2, 2016	283,450,374	28	148	4,211	(345)	—	4,042
Net earnings				734			734
Other comprehensive income (loss)					(15)		(15)
Cash dividends declared				(354)			(354)
Stock-based compensation			99				99
Common stock issued under employee stock plans and other, net	3,185,089	1	44				45
Tax benefit from stock plans			27				27

Balance as of December 31, 2016	286,635,463	$29	$318	$4,591	$(360)	$—	$4,578

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

 ST. JUDE MEDICAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

Fiscal Year Ended	December 31, 2016	January 2, 2016	January 3, 2015
OPERATING ACTIVITIES
Net earnings before noncontrolling interest	$734	$866	$955
Adjustments to reconcile net earnings before noncontrolling interest to net cash from operating activities:
Depreciation of property, plant and equipment	234	218	221
Amortization of intangible assets	186	116	89
Amortization of debt premium, discounts and debt issue costs	6	(2)	(5)
Inventory step-up amortization	43	30	5
Contingent consideration fair value adjustments	25	(87)	22
Payment of contingent consideration	—	—	(27)
Stock-based compensation	99	160	71
Cash settlement of accelerated equity awards	—	(74)	—
Excess tax benefits from stock issued under employee stock plans	(31)	(24)	(21)
Gain on sale of investments	—	(22)	(3)
Strategic investment impairments	51	—	—
Deferred income taxes	(56)	(60)	(88)
Other, net	36	30	84
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	5	(39)	112
Inventories	(31)	(39)	(102)
Other current and noncurrent assets	23	19	(69)
Accounts payable and accrued expenses	24	(25)	(60)
Income taxes payable	(111)	(28)	120

Net cash provided by operating activities	1,237	1,039	1,304
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(255)	(186)	(190)
Business combination payments, net of cash acquired	(28)	(3,252)	(147)
Proceeds from sale of investments	—	30	7
Other investing activities, net	(23)	(37)	(9)

Net cash used in investing activities	(306)	(3,445)	(339)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and stock issued, net	45	139	135
Excess tax benefits from stock issued under employee stock plans	31	24	21
Common stock repurchased, including related costs	—	(500)	(476)
Dividends paid	(347)	(322)	(303)
Issuances (payments) of commercial paper borrowings, net	(314)	(285)	75
Proceeds from debt	500	3,772	250
Payments of debt	(791)	(925)	(50)
Payments of debt issue costs and commitment fees	—	(33)	—
Purchase of shares from noncontrolling ownership interest	—	(173)	(344)
Payment of contingent consideration	(125)	—	(128)
Other financing activities, net	(21)	(5)	(7)

Net cash provided by (used in) financing activities	(1,022)	1,692	(827)
Effect of currency exchange rate changes on cash and cash equivalents	(9)	(61)	(69)

Net increase (decrease) in cash and cash equivalents	(100)	(775)	69
Cash and cash equivalents at beginning of period	667	1,442	1,373

Cash and cash equivalents at end of period	$567	$667	$1,442

Supplemental Cash Flow Information
Cash paid during the year for:
Income taxes	$322	$133	$140
Interest	$164	$91	$85
Noncash investing and financing activities:
Additions in noncontrolling ownership interests	$—	$—	$(36)
Fair value of acquisition contingent consideration	$4	$155	$—
Fair value of equity awards exchanged in business combination	$—	$35	$—

The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

 ST. JUDE MEDICAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Company Overview:    St. Jude Medical, Inc., together with its subsidiaries (St. Jude Medical or the Company) develops, manufactures and distributes cardiovascular medical devices for the global cardiac rhythm management, cardiovascular and atrial fibrillation therapy areas, and interventional pain therapy and neurostimulation devices for the management of chronic pain and movement disorders. Effective January 1, 2016, the Company's Board of Directors appointed a new President and Chief Executive Officer whom the Company has determined to be its Chief Operating Decision Maker. During 2016, the Company changed its sales reporting to closely align with how it manages the business in five key areas: Traditional Cardiac Rhythm Management (single and dual chamber pacemakers and single and dual chamber implantable cardioverter-defibrillators (ICDs)); Heart Failure (bi-ventricular cardiac resynchronization therapy (CRT) pacemakers and ICDs, ventricular assist devices and the CardioMEMS™ HF system); Atrial Fibrillation (electrophysiology (EP) introducers and catheters, left atrial appendage closure products, advanced cardiac mapping, navigation and recording systems and ablation systems); Cardiovascular (heart valve replacement and repair devices (mechanical heart and tissue heart valves); patent foramen ovale (PFO) closure devices, structural heart defect devices, active vascular closure devices, compression assist devices, pressure measurement guidewires, diagnostic coronary imaging technology (fractional flow reserve and optical coherence tomography) percutaneous catheter introducers, diagnostic guidewires, percutaneous heart pumps (PHPs), renal denervation technology and vascular plugs); and Neuromodulation (spinal cord stimulation, dorsal root ganglion stimulation and radiofrequency ablation for the treatment of chronic pain and deep brain stimulation for the treatment of movement disorders). The Company operates as a single operating segment.

        Principles of Consolidation:    The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries and entities for which St. Jude Medical has a controlling financial interest. Intercompany transactions and balances have been eliminated in consolidation. For variable interest entities (VIEs), the Company assesses the terms of its interests in the entity to determine if St. Jude Medical is the primary beneficiary. Variable interests are ownership, contractual or other interests in an entity that change with increases or decreases in the fair value of the VIE's net assets exclusive of variable interests. The entity that consolidates the VIE is considered the primary beneficiary, and is defined as the party with (1) the power to direct activities of the VIE that most significantly affect the VIE's economic performance and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE (see Note 6).

        Fiscal Year:    The Company utilizes a 52/53-week fiscal year ending on the Saturday nearest December 31st. Fiscal years 2016 and 2015 consisted of 52 weeks and ended on December 31, 2016 and January 2, 2016, respectively. Fiscal year 2014 consisted of 53 weeks and ended on January 3, 2015.

        Reclassifications:    Certain prior period amounts have been reclassified to conform to current year presentation.

        Use of Estimates:    Preparation of the Company's Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts in the Consolidated Financial Statements and accompanying notes. Actual results could differ from those estimates.

        Cash Equivalents:    The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value. The Company's cash equivalents include bank certificates of deposit, money market funds and instruments and commercial paper investments. The Company performs periodic evaluations of the relative credit standing of the financial institutions and issuers of its cash equivalents and limits the amount of credit exposure with any one issuer.

        Marketable Securities:    Marketable securities consist of publicly-traded equity securities that are classified as available-for-sale securities and investments in mutual funds that are classified as trading securities. On the balance sheet, available-for-sale securities and trading securities are classified as other current assets and other assets, respectively.

        The following table summarizes the components of the balance of the Company's available-for-sale securities as of December 31, 2016 and January 2, 2016 and (in millions):

	December 31, 2016	January 2, 2016
Adjusted cost	$12	$5
Gross unrealized gains	28	6
Gross unrealized losses	—	(1)

Fair value	$40	$10

        Available-for-sale securities are reported at fair value based upon quoted market prices (see Note 11). Unrealized gains and losses, net of related incomes taxes, are recognized in accumulated other comprehensive income in the Consolidated Statements of Shareholders' Equity. Upon the sale of an available-for-sale security, the unrealized gain (loss) is reclassified out of accumulated other comprehensive income and reflected as a realized (gain) loss in net earnings (see Note 6). Realized (gains) losses are computed using the specific identification method and recognized as other (income) expense. Additionally, when the fair value of an available-for-sale security falls below its original cost and the Company determines that the corresponding unrealized loss is other-than-temporary, it recognizes an impairment loss to net earnings in that period.

        The Company's investments in mutual funds are reported at fair market value (see Note 11) and are held in a rabbi trust, which is not available for general corporate purposes and is subject to creditor claims in the event of insolvency. These investments are specifically designated as available to the Company solely for the purpose of paying benefits under the Company's deferred compensation plan (see Note 10).

        Accounts Receivable:    The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support its receivables. The Company maintains an allowance for doubtful accounts for potential credit losses. Uncollectible accounts are written off against the allowance when it is deemed that a customer account is uncollectible.

        Inventories:    Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out method. Inventories consisted of the following (in millions):

	December 31, 2016	January 2, 2016
Finished goods	$563	$609
Work in process	100	102
Raw materials	232	198

Inventories	$895	$909

        Property, Plant and Equipment:    Property, plant and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from 15 years to 39 years for buildings and improvements, three to 15 years for machinery and equipment, including capitalized development costs for internal-use software, and three to seven years for diagnostic equipment. Diagnostic equipment primarily consists of programmers that are used by physicians and healthcare professionals to program and analyze data from ICDs and pacemakers. Diagnostic equipment also includes other capital equipment provided by the Company to its customers for use in diagnostic and surgical procedures. The estimated useful lives of this equipment are based on anticipated usage by physicians and healthcare professionals and the timing and impact of expected new technology platforms and rollouts by the Company. The Company also reviews its property, plant and equipment for impairment when impairment indicators exist. When impairment indicators exist, the Company determines if the carrying value of its long-lived assets or asset groups exceeds the related undiscounted future cash flows. In cases where the carrying value of the Company's long-lived assets or asset groups (excluding goodwill and indefinite-lived intangible assets) exceeds the related undiscounted cash flows, the carrying value is written down to fair value. Fair value is generally determined using a discounted cash flow analysis. See Note 11 for further information on fixed asset impairments recognized during 2016, 2015 and 2014.

        Fair Value Measurement:    The fair value measurement accounting standard provides a framework for measuring fair value and defines fair value as the price that would be received to sell an asset or paid to transfer a liability. Fair value is a market-based measurement that should be determined using assumptions that market participants would use in pricing an asset or liability. The standard establishes a valuation hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability developed based on independent market data sources. Unobservable inputs are inputs that reflect the Company's assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available. The valuation hierarchy is composed of three categories. The categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

        The categories within the valuation hierarchy are described as follows:

  •
  Level 1—Inputs to the fair value measurement are quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Inputs to the fair value measurement include quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

  •
  Level 3—Inputs to the fair value measurement are unobservable inputs or valuation techniques.

        Goodwill:    Goodwill represents the excess of cost over the fair value of identifiable net assets of a business acquired and is assigned to one or more reporting units. The Company tests the reporting unit's goodwill for impairment at least annually in the fourth quarter and between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. The Company is permitted to first assess qualitative factors to determine whether the two-step goodwill impairment test is necessary. If the qualitative assessment results in a determination that the fair value of a reporting unit is more-likely-than-not less than its carrying amount, the Company performs the two-step goodwill impairment test. The Company may bypass the qualitative assessment for the reporting unit in any period and proceed directly to step one of the two-step goodwill impairment test. In the first step, the Company compares the fair value of the reporting unit to its carrying amount. If the reporting unit's fair value exceeds its carrying amount, goodwill is not impaired. If the carrying amount of the reporting unit is positive and exceeds the reporting unit's fair value, the Company performs the second step to measure the amount of the reporting unit's goodwill impairment loss, if any. In the second step, the Company assigns the reporting unit's fair value to the reporting unit's assets and liabilities using acquisition method accounting to determine the implied fair value of the reporting unit's goodwill. The implied fair value of the reporting unit's goodwill is then compared with the carrying amount of the reporting unit's goodwill to determine the goodwill impairment loss to be recognized, if any. See Note 11 for further information about the results of the goodwill impairment tests in 2016, 2015 and 2014.

        Other Intangible Assets:    Other intangible assets consist of purchased technology and patents, in-process research and development (IPR&D) acquired in a business combination, customer lists and relationships, trademarks and tradenames, licenses and distribution agreements. Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives ranging from three to 20 years. Certain trademark assets are considered indefinite-lived intangible assets and are not amortized. The Company expenses the costs incurred to renew or extend the term of intangible assets.

        The Company's policy defines IPR&D as the value of technology acquired for which the related projects have substance and are incomplete. IPR&D acquired in a business acquisition is recognized at fair value and requires the IPR&D to be capitalized as an indefinite-lived intangible asset until completion of the IPR&D project or upon abandonment. Upon completion of the development project (generally when regulatory approval to market the product is obtained), an impairment assessment is performed prior to amortizing the asset over its estimated useful life. If the IPR&D projects are abandoned, the related IPR&D assets would be written off. The purchase of certain intellectual property assets related to technology or products without regulatory approval is considered a purchase of assets rather than the acquisition of a business. For such purchases, rather than being capitalized, any IPR&D acquired in such asset purchases is expensed immediately.

        The Company also reviews its indefinite-lived intangible assets for impairment regularly to determine if any adverse conditions exist that would indicate impairment or when impairment indicators exist. The Company assesses its indefinite-lived intangible assets for impairment at least annually by considering qualitative factors such as macroeconomic conditions, industry and market considerations, cost factors, financial performance, entity specific events, changes in net assets and project-based performance toward regulatory approvals. If the qualitative assessment results in a determination that the fair value of an indefinite-lived intangible asset is more-likely-than-not greater than its carrying amount, no additional testing is considered necessary. However, if the Company determines the fair value of its indefinite-lived intangible assets is more-likely-than-not below the carrying value, impairment indicators exist requiring a quantitative assessment to recognize an impairment loss, if necessary. See Note 11 for further information about the indefinite-lived intangible asset impairment tests.

        The Company also reviews its definite-lived intangible assets for impairment when impairment indicators exist. When impairment indicators exist, the Company determines if the carrying value of its definite-lived intangible assets exceeds the related undiscounted future cash flows. In cases where the carrying value exceeds the undiscounted future cash flows, the carrying value is written down to fair value. Fair value is generally determined using a discounted cash flow analysis. See Note 11 for further information about the definite-lived intangible asset impairment tests.

        Contingent Consideration:    In connection with certain business combinations or purchases of intellectual property the Company may agree to provide future contingent consideration payments. Payment of the additional consideration is generally contingent on the acquired company reaching certain performance milestones, including attaining specified revenue levels, achieving product development targets or receiving regulatory approvals to market products. Contingent consideration is recognized on the acquisition date at the estimated fair value of the contingent milestone payment(s). The fair value of the contingent consideration is remeasured to its estimated fair value at each reporting period with the change in fair value recognized in selling, general and administrative expense in the Company's Consolidated Statements of Earnings (see Note 11). Amounts paid in excess of the amount recorded on the acquisition date are classified as cash flows used in operating activities. Payments not exceeding the acquisition-date fair value of the contingent consideration arrangement are classified as cash flows used in financing activities. Payments made soon after the acquisition date are classified as cash flows used in investing activities.

        Derivative and Hedging Activities:    All derivative financial instruments are recognized on the balance sheet at fair value. Derivative assets and derivative liabilities are classified as other current assets, other assets, other current liabilities or other liabilities generally based on the gain or loss position of the hedged item and the instrument's maturity date. As a matter of policy, the Company uses derivatives for risk management purposes and it does not use derivatives for trading or speculative purposes, nor is a party to leveraged derivatives. The Company's policy is to enter into derivative contracts with major financial institutions that have at least an "A" (or equivalent) credit rating.

        A key risk management objective is to mitigate foreign exchange rate volatility and interest rate fluctuations impact on earnings. The Company uses foreign exchange forward contracts, interest rate swaps and interest rate contracts to help mitigate these risks. All hedging instruments that qualify for hedge accounting are designated and effective as hedges, in accordance with U.S. GAAP, which presumes the derivative is highly effective at offsetting changes in fair value or cash flows of the underlying exposure both at inception of the hedging relationship and on an ongoing basis. The method of assessing hedge effectiveness and measuring hedge ineffectiveness is formally documented at hedge inception. The Company assesses hedge effectiveness and measures hedge ineffectiveness at least quarterly throughout the designated hedge period.

        The Company enters into foreign exchange forward contracts to hedge against the effect of exchange rate fluctuations on cash flows denominated in foreign currencies. From time to time, the Company also enters into interest rate contracts, in anticipation of issuing debt, to hedge against interest rate fluctuations. These transactions are designated as cash flow hedges. Changes in the fair value of these derivatives are recognized in other comprehensive income. The settlement or extension of these derivatives will result in reclassifications from accumulated other comprehensive income to earnings in the period during which the hedged transactions affect earnings and in the same financial statement line item with the earnings effects of the hedged transaction. The Company may dedesignate these cash flow hedge relationships in advance of the occurrence of the forecasted transaction. The portion of gains or losses on the derivative instrument previously accumulated in other comprehensive income for dedesignated hedges remains in accumulated other comprehensive income until the forecasted transaction occurs.

        From time to time, the Company also has entered into interest rate swaps to hedge the fair value of certain debt obligations. For interest rate swap contracts that are designated and qualify as fair value hedges, changes in the value of the fair value hedge are recognized as an asset or liability, as applicable, offsetting the changes in the fair value of the hedged debt instrument. When outstanding, the Company's swap contracts are classified as other current assets, other assets, other current liabilities or other liabilities based on the gain or loss position of the contract and the contract maturity date. Additionally, any payments made or received under the swap contracts are accrued and recognized as interest expense in the Consolidated Statements of Earnings.

        Derivatives not designated as hedging instruments include dedesignated foreign currency forward contracts (formerly designated in cash flow hedging relationships) and foreign currency forward contracts that the Company utilizes to economically hedge the foreign currency impact of assets and liabilities (including intercompany assets and liabilities) denominated in nonfunctional currencies. Although hedge accounting does not apply to the economic hedges, a natural hedging relationship exists in which changes in the fair value of the derivative, which are recognized currently in earnings, act as an economic offset to changes in the fair value of the underlying hedged item(s). The fair value (gains) and losses for instruments that do not qualify for hedge accounting and the related transaction gains and losses are recognized in other (income) expense within the Consolidated Statements of Earnings.

        Cash flows from derivative instruments are classified in the Consolidated Statements of Cash Flows in the same category as the cash flows from the items subject to the designated hedge or undesignated (economic) hedge relationship.

        Fair values of the Company's derivatives can change significantly from period to period based on, among other factors, market movements and changes in the Company's positions. However, the Company's risk is limited to the fair value of the instruments. The Company monitors its exposure to counterparty credit risk (the risk that counterparties will default and not make payments to the Company according to the terms of the agreements) by selecting major international banks and financial institutions as counterparties and by entering into master netting arrangements with counterparties when possible. A master netting arrangement may allow each counterparty to net settle amounts owed between a St. Jude Medical entity and the counterparty as a result of multiple, separate derivative transactions. The Company, however, has elected to present the fair values of its derivative assets and liabilities within the Company's Consolidated Balance Sheets on a gross basis even when derivative transactions are subject to master netting arrangements and may otherwise qualify for net presentation. Derivatives not subject to master netting agreements are not eligible for net presentation (see Note 12).

        Product Warranties:    The Company offers a warranty on various products, the most significant of which relate to ICD and pacemaker systems. The Company estimates the costs it expects to incur under its warranties and records a liability for such costs at the time the product is sold. Factors that affect the Company's warranty liability include the number of units sold, historical and anticipated rates of warranty claims and cost per claim. The Company regularly assesses the adequacy of its warranty liabilities and adjusts the amounts as necessary.

        Changes in the Company's product warranty liability during fiscal years 2016 and 2015 were as follows (in millions):

	2016	2015
Balance at beginning of period	$31	$35
Assumed from Thoratec Corporation (Thoratec)	—	7
Warranty (benefit) expense recognized	8	(4)
Warranty credits issued	(13)	(7)

Balance at end of period	$26	$31

        Product Liability:    Based on historical loss trends and anticipated loss on products sold, the Company accrues for product liability claims through its self-insurance program to adequately cover future losses. Additionally, the Company accrues for product liability claims when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company is currently the subject of product liability litigation proceedings and other proceedings described in more detail in Notes 5 and 8.

        Litigation:    The Company accrues a liability for costs related to litigation, including future legal costs, settlements and judgments where it has assessed that such costs are probable and an amount can be reasonably estimated. Receivables for insurance recoveries are recognized when it is probable that a recovery will be realized and may sometimes be recorded in a period subsequent from when the liability is incurred for certain litigation matters, such as shareholder or securities litigation.

        Revenue Recognition:    The Company sells its products to clinics and hospitals world-wide primarily through a direct sales force. In certain international markets, the Company sells its products through independent distributors. The Company recognizes revenue when persuasive evidence of a sales arrangement exists, delivery of goods occurs through the transfer of title and risks and rewards of ownership, the selling price is fixed or determinable and collectability is reasonably assured. A portion of the Company's inventory is held by field sales representatives or consigned at customer locations. For such product inventory, revenue is recognized upon implant or when used by the customer. For products that are not consigned, revenue recognition generally occurs upon shipment to the customer or, in the case of distributors, when title transfers under the contract assuming all other revenue recognition criteria are met. The Company offers sales rebates and discounts to certain customers. The Company records such rebates and discounts as a reduction of net sales in the same period revenue is recognized. The Company estimates rebates based on customers' contracted terms and historical sales experience.

        Excise Taxes:    The Company incurs certain excise taxes in the distribution of its products, including a medical device excise tax assessed on U.S. sales and an excise tax assessed on purchases from the Company's Puerto Rico manufacturing subsidiary. The U.S. medical device excise tax is imposed on the first sale in the U.S. by the manufacturer, producer or importer of a medical device to either a third party or an affiliated distribution entity. The Company capitalizes the assessment of these excise taxes as part of inventory, which is then recognized as cost of sales when the related inventory is sold to a third party customer.

        Research and Development (R&D):    R&D costs are expensed as incurred. R&D costs include costs of all basic research activities, including engineering and technical effort required to develop a new product or make significant improvements to an existing product or manufacturing process. R&D costs also include pre-approval regulatory costs and clinical research expenses.

        Employee Termination Benefits:    Accounting for termination benefits provided by the Company to employees is determined based on the nature of the benefits (e.g., voluntary or involuntary termination) and whether: (a) St. Jude Medical has a substantive plan to providing such benefits, (b) St. Jude Medical has a written employment contract with the impacted employees that includes a provision for such benefits, (c) the termination benefits are due to the occurrence of an event specified in an existing plan or agreement, or (d) the termination benefits are a one-time benefit. In certain circumstances, employee termination benefits may meet more than one of the characteristics listed above and therefore, may have individual elements that are subject to different accounting models.

        Other Restructuring Costs:    From time to time when executing a restructuring or exit plan, the Company incurs costs that are not associated with or will not be incurred to generate revenues. When these costs are incremental to other costs incurred by St. Jude Medical prior to the restructuring plan communication date and will be incurred as a direct result of a restructuring plan, or represent amounts under a contractual obligation that existed prior to the restructuring plan communication date and will either continue after the restructuring plan is completed with no economic benefit or result in a penalty to cancel a contractual obligation, then the Company classifies such costs as other restructuring costs. Such costs are recognized when incurred.

        Stock-Based Compensation:    The Company recognizes stock-based compensation expense for its related compensation programs, which include stock options, restricted stock units, restricted stock awards and the Employee Stock Purchase Plan (ESPP). The fair value of the stock-based compensation is determined at the grant date and the recognition of the related expense is recorded over the vesting period, using a straight-line attribution method, net of estimated forfeitures. All stock option awards granted under these plans have an exercise price equal to the closing stock price on the date of grant, an eight-year contractual life and generally, vest annually over a four-year vesting term. The Company uses the Black-Scholes standard option pricing model (Black-Scholes model) to determine the fair value of stock options and ESPP purchase rights. In addition to the closing stock price on the date of grant, the determination of the fair value of the awards using the Black-Scholes model is also affected by other assumptions, including projected employee stock option exercise behaviors, risk-free interest rate, expected volatility of the Company's stock price in future periods and expected dividend yield, discussed in further detail:

  •
  Expected Term:  The Company analyzes historical employee exercise and termination data to estimate the expected term assumption. Annually, the Company updates these assumptions unless circumstances would indicate a more frequent update is necessary.

  •
  Risk-free Interest Rate:  The rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity equal to or approximating the expected term of the options.

  •
  Volatility:  The Company calculates its expected volatility assumption by weighting historical and implied volatilities. The historical volatility is based on the daily closing prices of the Company's common stock over a period equal to the expected term of the option. Market-based implied volatility is based on utilizing market data of actively traded options on the Company's stock, from options at- or near-the-money, at a point in time as close to the grant date of the employee options as reasonably practical and with similar terms to the employee share option, or a remaining maturity of at least six months if no similar terms are available. The historical volatility of the Company's common stock price over the expected term of the option is a strong indicator of the expected future volatility. In addition, implied volatility takes into consideration market expectations of how future volatility will differ from historical volatility. The Company does not believe that one estimate is more reliable than the other, and as a result, the Company uses an equal weighting of historical volatility and market-based implied volatility.

  •
  Dividend Yield:  The Company's dividend yield assumption is based on the expected annual dividend yield on the grant date.

        The fair value of both restricted stock and restricted stock units is based on the Company's closing stock price on the date of grant. Restricted stock units and restricted stock awards under these plans also generally vest annually over a four-year period. Restricted stock awards are considered issued and outstanding at the grant date and have the right to vote and receive cash dividends as other common stock. Directors can elect to receive half or all of their annual retainer in the form of a restricted stock award with a six-month vesting term. Restricted stock units are not issued and outstanding at the grant date; instead, upon vesting the recipient receives one share of the Company's common stock for each vested restricted stock unit.

        The Company's ESPP allows participating employees to purchase newly issued shares of the Company's common stock at a discount through payroll deductions. The ESPP consists of a 12-month offering period whereby employees can purchase shares at 85% of the market value at either the beginning of the offering period or the end of the offering period, whichever price is lower. The Company expenses the embedded purchase option and 15% discount over the offering period as stock-based compensation expense.

        The Company records deferred tax assets for awards that result in deductions on the Company's income tax returns, based on the amount of stock-based compensation expense recognized and the statutory tax rate in the jurisdiction in which it will receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the income tax return are recorded in additional paid-in capital (if the tax deduction exceeds the deferred tax asset) or in the Consolidated Statements of Earnings (if the deferred tax asset exceeds the tax deduction and no additional paid-in capital exists from previous awards). See Note 7 for further detail on the Company's stock-based compensation plans.

        Foreign Currency Translation:    Sales and expenses denominated in foreign currencies are translated at average exchange rates in effect throughout the year. Foreign currency transaction gains and losses are included in other (income) expense in the Consolidated Statements of Earnings. Assets and liabilities of foreign operations are translated at period-end exchange rates with the impacts of foreign currency translation recognized to foreign currency translation adjustment, a component of accumulated other comprehensive income (loss) in the Consolidated Statements of Shareholders' Equity.

        Income Taxes:    Income taxes are recorded under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Consolidated Financial Statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the Consolidated Financial Statements and the tax basis of related assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances for deferred tax assets are recognized when, after consideration of all positive and negative evidence, it is considered more-likely-than-not that a portion of the deferred tax assets will not be realized. When the Company changes its determination as to the amount of deferred tax assets that can be realized the valuation allowance is adjusted with a corresponding impact to income tax expense in the Consolidated Statements of Earnings during the period in which such determination is made.

        The Company recognizes liabilities for uncertain tax positions that require application of accounting estimates that are subject to inherent uncertainties associated with the tax audit process, and therefore include certain contingencies. The current portion of tax liabilities, including accrued interest and penalties, is included in income taxes payable and the noncurrent portion of tax liabilities is included in other liabilities in the Consolidated Balance Sheets. To the extent new information becomes available which causes the Company to change its judgment regarding the adequacy of its existing tax liabilities, such changes to the Company's tax liabilities will impact income tax expense in the Consolidated Statements of Earnings in the period in which such determination is made. Interest and penalties related to the Company's accrued tax liabilities for potential tax assessments are also included in income tax expense.

        Net Earnings Per Share Attributable to St. Jude Medical, Inc.:    Basic net earnings per share attributable to St. Jude Medical, Inc. is computed by dividing net earnings attributable to St. Jude Medical, Inc. by the weighted average number of outstanding common shares during the period, exclusive of dilutive securities. Diluted net earnings per share attributable to St. Jude Medical, Inc. is computed by dividing net earnings attributable to St. Jude Medical, Inc. by the weighted average number of outstanding common shares and dilutive securities during the period.

        The following table sets forth the computation of basic and diluted net earnings per share as well as the anti-dilutive shares of common stock excluded from diluted net earnings per share for fiscal years 2016, 2015 and 2014 (in millions, except per share amounts):

	2016	2015	2014
Numerator:
Net earnings attributable to St. Jude Medical, Inc.	$734	$880	$1,002
Denominator:
Basic weighted average shares outstanding	284.7	282.2	285.0
Dilution associated with stock-based compensation plans	4.0	4.1	4.7

Diluted weighted average shares outstanding	288.7	286.3	289.7

Basic net earnings per share attributable to St. Jude Medical, Inc.	$2.58	$3.11	$3.52

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$2.54	$3.07	$3.46

Anti-dilutive shares of common stock excluded from diluted net earnings per share attributable to St. Jude Medical, Inc.	3.0	3.8	3.3

        Subsequent Events:    The Company has evaluated subsequent events through February 17, 2017, the date the consolidated financial statements were available to be issued.

        New Accounting Pronouncements:    The following table provides a description of recent accounting pronouncements adopted.

Standard	Description	Impact of adoption or other significant matters
Accounting Standards Update (ASU) No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis	The standard affects both the variable interest entity and voting interest entity consolidation models.	The Company adopted this ASU in the quarter ended April 2, 2016, using the modified retrospective method. The adoption did not have a material impact on the Company's results of operations or financial position.
ASU No. 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement	The standard provides guidance to customers about how to account for cloud computing arrangements when such arrangements include software licenses.	The Company adopted this ASU in the quarter ended April 2, 2016, using the prospective method. The adoption did not have a material impact on the Company's results of operations or financial position.
ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory	The standard requires that inventory within the scope of the guidance be measured at the lower of cost or net realizable value.	The Company adopted this ASU in the quarter ended April 2, 2016. The adoption did not have a material impact on the Company's results of operations or financial position.
ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments

The standard changes the manner in which an acquirer recognizes adjustments to provisional amounts that are identified during the measurement period. It also includes certain presentation and disclosure requirements relating to such adjustments.

The Company adopted this ASU in the quarter ended October 3, 2015. Since the Company did not have any measurement period adjustments relating to prior acquisitions during the 2015 period prior to the adoption, the adoption did not have a material impact on the Company's results of operations or financial position.

ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments	The update includes amendments to eight specific cash flow presentation matters, including contingent consideration payments after a business combination.	The Company adopted this ASU in the interim period ended October 1, 2016. The adoption did not have a material impact on the Company's cash flows.

NOTE 2—BUSINESS COMBINATIONS

Fiscal Year 2016

        Middle East distributor:    In February 2016, the Company acquired certain assets and assumed certain liabilities of a medical device distributor in the Middle East for $19 million of total purchase consideration. The transaction was accounted for as a purchase business combination. The purchase price allocation, which includes customer relationship intangible assets of $7 million and goodwill of $5 million, is considered preliminary, largely with respect to certain tax-related assets and liabilities. During 2016, the Company did not recognize any material adjustments to provisional amounts.

        U.S. distributor:    In September 2016, the Company acquired a medical device distributor in the U.S. for $14 million of total purchase consideration ($10 million of cash consideration and $4 million of contingent consideration). The transaction was accounted for as a purchase business combination. The purchase price allocation, which includes customer relationship intangible assets of $9 million and goodwill of $5 million, is considered preliminary, largely with respect to certain tax-related liabilities. During 2016, the Company did not recognize any material adjustments to provisional amounts.

Fiscal Year 2015

        Thoratec:    In October 2015, the Company acquired all the outstanding shares of Thoratec Corporation (Thoratec). Under the terms of the agreement, each outstanding Thoratec share was converted into the right to receive $63.50 per share in cash. Thoratec, headquartered in Pleasanton, California, develops, manufactures and markets proprietary medical devices used for mechanical circulatory support for the treatment of heart failure patients. Certain "in-the-money" unvested options to purchase Thoratec shares that were outstanding and unexercised immediately prior to completion of the acquisition were exchanged for St. Jude Medical restricted stock awards; each unvested Thoratec restricted stock unit and performance share unit that was outstanding immediately prior to completion of the acquisition was converted into St. Jude Medical restricted stock units; and certain "in-the-money" unvested options to purchase Thoratec shares, unvested restricted stock units, and unvested Thoratec performance share units previously awarded to certain employees were accelerated upon the acquisition (collectively "accelerated and replacement equity awards"). The aggregate fair value of the accelerated and replacement equity awards of $166 million was based on St. Jude Medical, Inc.'s stock price at the date of acquisition. The value of the replacement equity awards not earned was $57 million as of the date of acquisition and will be expensed over the remaining requisite service periods ranging up to four years (see Note 7). Additionally, during 2015, the Company recognized direct transaction costs of $22 million in selling, general and administrative expense in the Company's Consolidated Statements of Earnings.

        Significant judgment is required in determining the estimated fair values of identifiable intangible assets, including IPR&D assets, and certain other assets and liabilities. Such valuation requires significant estimates and assumptions inherent in the initial measurements including, but not limited to:

  •
  Timing and amount of revenue and future cash flows, which often depend on estimates of relevant market sizes, expected market growth rates, trends in technology (including the impacts of anticipated product introductions by competitors, legal agreements and patent litigation), the expected useful lives of acquired technologies and the expected completion date of IPR&D projects;

  •
  Expected costs to develop the IPR&D projects into commercially viable products, which include the stage of completion, the complexity of the work to complete, the contribution of core technologies and other acquired assets and the required clinical investment to obtain regulatory approval;

  •
  The discount rate reflecting the risk inherent in future cash flows; and

  •
  Perpetual growth rate used to calculate the terminal value, where applicable.

        Adjustments to the preliminary purchase price allocation within the allocation period were not material. The following table summarizes the final purchase price allocation of the values of net assets as a result of the Company's acquisition of Thoratec in October 2015 (in millions):

Thoratec
Accounts receivable	$75
Inventories	150
Other current and noncurrent assets	44
Property, plant and equipment	57
Goodwill	2,143
Intangible assets	1,490
Accounts payable	(22)
Other current and noncurrent liabilities	(69)
Contingent consideration liabilities	(33)
Deferred income tax assets/(liabilities)	(548)

Net assets	$3,287
Cash consideration paid to Thoratec shareholders	$3,484
Cash consideration paid for vested Thoratec share awards	30

Total cash paid	$3,514
Less: cash acquired	(262)

Net cash consideration	$3,252
Fair value of equity awards exchanged in business combination	35

Total purchase consideration	$3,287

        The goodwill recorded as a result of the Thoratec acquisition is not deductible for income tax purposes. The goodwill is largely attributable to strategic opportunities for growing the Company's portfolio of products treating heart failure by offering more comprehensive therapy options across the care continuum. Synergies are also expected to arise upon the integration of Thoratec, the benefits of utilizing the existing workforce, technology innovation and cross-selling opportunities. Additionally, IPR&D projects that did not have substance at the acquisition date are not separately identified. IPR&D intangible assets include Thoratec projects for its next generation left ventricular assist device and percutaneous heart pumps, which have not been approved for commercialization in the U.S. We currently expect approvals for U.S. commercialization to occur at various times between 2017 and 2019. In connection with the acquisition of Thoratec, the Company recognized $714 million of indefinite-lived IPR&D intangible assets, $683 million of purchased technology and patent definite-lived intangible assets that have an estimated weighted average useful life of 9.8 years and a $93 million trademark definite-lived intangible asset that has an estimated useful life of 16.0 years.

        The consolidated results of the Company for the fiscal year ended January 2, 2016, include Thoratec's results of operations from the acquisition date through January 2, 2016. Net sales and net losses of Thoratec during this period included in the Company's Consolidated Financial Statements for the fiscal year ended January 2, 2016 totaled $136 million and $94 million, respectively.

        The following unaudited pro forma information provides the effect of the Company's acquisition of Thoratec as if the acquisition had occurred on December 29, 2013 (in millions):

(unaudited)	2015	2014
Pro forma net sales	$5,919	$6,099
Pro forma net earnings attributable to St. Jude Medical, Inc.	$970	$767

        The historical consolidated financial information of the Company and Thoratec has been adjusted in the pro forma information to give effect to pro forma events that are (a) directly attributable to the acquisition and related financing, (b) expected to have a continuing impact on St. Jude Medical, Inc., and (c) factually supportable. In order to reflect the occurrence of the acquisition on December 29, 2013, as required, the unaudited pro forma results include adjustments to reflect, among other things, the incremental intangible asset amortization to be incurred based on the values of each identifiable intangible asset and the interest expense from debt financing obtained to fund the cash consideration transferred. Pro forma adjustments were tax effected at the Company's historical statutory rates in effect for the respective periods. The unaudited pro forma amounts are not necessarily indicative of the combined results of operations that would have been realized had the acquisition and related financing occurred on December 29, 2013, nor are they meant to be indicative of any anticipated combined results of operations that St. Jude Medical, Inc. will experience after the transaction. In addition, the amounts do not include any adjustments for actions that may be taken following the completion of the transaction, such as expected cost savings, operating synergies or revenue enhancements that may be realized subsequent to the transaction. Pro forma 2015 net earnings attributable to St. Jude Medical, Inc. were adjusted to exclude the following in fiscal year 2015: $16 million of direct transaction costs, $19 million of nonrecurring expense related to the fair value adjustment to acquisition-date inventory, $64 million of nonrecurring stock-based compensation expenses for Thoratec equity awards accelerated at closing, $46 million of severance and other termination payments and $15 million of retention bonuses, consulting expenses and other bonus payments. These items were included in the pro forma 2014 net earnings attributable to St. Jude Medical, Inc.

Fiscal Year 2014

        NeuroTherm:    In August 2014, the Company acquired all the outstanding shares of NT Holding Company (NeuroTherm) for $147 million in net cash consideration and assumed $50 million of debt, which has been repaid. Additionally, the Company recognized direct transaction costs of $1 million in selling, general and administrative expense in the Company's Consolidated Statements of Earnings. NeuroTherm, headquartered in Wilmington, Massachusetts, is involved in the business of marketing, designing, manufacturing and distributing radio frequency ablation medical devices and the related consumable items for pain management and interventional radiology markets.

        The goodwill recorded as a result of the NeuroTherm acquisition is not deductible for income tax purposes. The goodwill is largely attributable to strategic opportunities for growing the Company's neuromodulation product portfolio to provide additional product offerings and therapy options, synergies expected to arise after the acquisition and the benefits of the existing workforce related to the acquired business. In connection with the acquisition of NeuroTherm, the Company recognized $87 million of developed technology intangible assets that have estimated useful lives ranging from 11 to 12 years and a $2 million other intangible asset that has an estimated useful life of 5 years.

        During the fourth quarter of 2014, the Company reflected a fair value adjustment and recorded a $7 million decrease to goodwill and deferred income tax assets/(liabilities). All other adjustments to the preliminary purchase price allocation within the allocation period were not material. The following table summarizes the final purchase price allocation of the fair values of net assets as a result of the Company's acquisition of NeuroTherm in August 2014 (in millions):

NeuroTherm
Current assets	$22
Property, plant and equipment	2
Goodwill	125
Intangible assets	89
Current liabilities	(13)
Deferred income tax assets/(liabilities)	(28)
Long-term debt	(50)

Net assets	$147
Cash paid	$148
Less: Cash acquired	(1)

Net cash consideration	$147

        The results of NeuroTherm since the date of acquisition and pro forma disclosures of the consolidated results of the Company with the full year effects of NeuroTherm have not been separately presented since the impact to the Company's results of operations was not material.

NOTE 3—GOODWILL AND OTHER INTANGIBLE ASSETS

        The changes in the carrying amount of goodwill for the fiscal years ended December 31, 2016 and January 2, 2016 were as follows (in millions):

Balance as of January 3, 2015	$3,532
Thoratec	2,142
Foreign currency translation and other	(23)

Balance as of January 2, 2016	5,651
Middle East distributor	5
U.S. distributor	5
Thoratec	1
Foreign currency translation and other	(24)

Balance as of December 31, 2016	$5,638

        The following table provides the gross carrying amount of other intangible assets and related accumulated amortization (in millions):

	December 31, 2016		January 2, 2016
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Definite-lived intangible assets:
Purchased technology and patents	$1,902	$755	$1,840	$578
Trademarks and tradenames	116	24	115	16
Customer lists and relationships	30	8	21	16
Licenses, distribution agreements and other	26	3	6	2

	$2,074	$790	$1,982	$612

Indefinite-lived intangible assets:
Acquired IPR&D	$764		$829
Trademarks and tradenames	27		27

	$791		$856

        See Notes 8 and 11 for further information on the Company's intangible asset impairment charges.

        The following table presents expected future amortization expense for acquired intangible assets recognized as of December 31, 2016 and expected amortization expense of indefinite-lived IPR&D assets based on anticipated regulatory product approvals (in millions):

	2017	2018	2019	2020	2021	After 2021
Amortization expense	$224	$242	$238	$228	$181	$935

        The expected amortization expense is an estimate. Actual amounts of amortization expense may differ due to the impact of the Company's merger with Abbott Laboratories (Abbott) (see Note 14).

NOTE 4—DEBT

        The carrying value of the Company's debt, including debt issuance costs, discounts or premiums consisted of the following (in millions):

	December 31, 2016	January 2, 2016
Term Loan Due 2020	$2,304	$2,093
2016 Senior Notes	—	500
2018 Senior Notes	497	496
2020 Senior Notes	497	496
2023 Senior Notes	893	892
2025 Senior Notes	495	494
2043 Senior Notes	689	689
Yen-denominated Senior Notes Due 2017	70	68
Yen-denominated Senior Notes Due 2020	109	106
Yen-denominated credit facilities	55	54
Commercial paper borrowings	190	504

Total debt	5,799	6,392
Less: current debt obligations	445	1,163

Long-term debt	$5,354	$5,229

        Contractual maturities of the Company's debt for the next five fiscal years and thereafter, excluding any debt issuance costs, discounts or premiums, as of December 31, 2016 were as follows (in millions):

	2017	2018	2019	2020	2021	After 2021
Future minimum principal payments	$445	$598	$227	$2,463	$—	$2,100

        Term Loan Due 2020:    In August 2015, the Company entered into a 5-year, $2.6 billion term loan due in 2020 (Term Loan Due 2020). In October 2015, the Company received proceeds of $2.1 billion to finance the Company's acquisition of Thoratec. The remaining $500 million was drawn on January 15, 2016 to refinance existing indebtedness of the Company and for general corporate purposes. The Company may make interest payments under the Term Loan Due 2020 at its election of a 1-month, 2-month, 3-month or 6-month LIBOR plus 1.125%, subject to adjustment in the event of a change in the Company's credit ratings. Required quarterly principal payments on the Term Loan Due 2020 began in March 2016, with an increase to the quarterly principal payments after three years followed by a final maturity payment due in October 2020. The Company may make optional principal payments on the outstanding borrowings at any time. During 2016, the Company made quarterly principal payments totaling $124 million and prepaid an additional $167 million on its Term Loan Due 2020.

        2016 Senior Notes:    In January 2016, the Company repaid its $500 million principal amount of 5-year, 2.500% unsecured senior notes (2016 Senior Notes), issued in December 2010. Interest payments were required on a semi-annual basis. The 2016 Senior Notes were issued at a discount, yielding an effective interest rate of 2.540% at issuance.

        Concurrent with the issuance of the 2016 Senior Notes, the Company entered into a 5-year, $500 million notional amount interest rate swap designated as a fair value hedge of the changes in fair value of the Company's fixed-rate 2016 Senior Notes. In June 2012, the Company terminated the interest rate swap and received a cash payment of $24 million. The gain from terminating the interest rate swap agreement was reflected as an increase to the carrying value of the debt and amortized as a reduction of interest expense in the Consolidated Statements of Earnings resulting in a net average interest rate of 1.300% that was recognized over the remaining term of the 2016 Senior Notes.

        2018 Senior Notes:    In September 2015, the Company issued $500 million principal amount of 3-year, 2.000% unsecured senior notes (2018 Senior Notes) that mature in September 2018. The net proceeds from the issuance of the 2018 Senior Notes were used to finance a portion of the Company's Thoratec acquisition. Interest payments are required on a semi-annual basis. The 2018 Senior Notes were issued at a discount, yielding an effective interest rate of 2.084% at issuance. The Company may redeem the 2018 Senior Notes at any time at the applicable redemption price.

        2020 Senior Notes:    In September 2015, the Company issued $500 million principal amount of 5-year, 2.800% unsecured senior notes (2020 Senior Notes) that mature in September 2020. The net proceeds from the issuance of the 2020 Senior Notes were used to finance a portion of the Company's Thoratec acquisition. Interest payments are required on a semi-annual basis. The 2020 Senior Notes were issued at a discount, yielding an effective interest rate of 2.810% at issuance. The Company may redeem the 2020 Senior Notes at any time at the applicable redemption price.

        2023 Senior Notes:    In April 2013, the Company issued $900 million principal amount of 10-year, 3.250% unsecured senior notes (2023 Senior Notes) that mature in April 2023. Interest payments are required on a semi-annual basis. The 2023 Senior Notes were issued at a discount, yielding an effective interest rate of 3.310% at issuance. The Company may redeem the 2023 Senior Notes at any time at the applicable redemption price.

        2025 Senior Notes:    In September 2015, the Company issued $500 million principal amount of 10-year, 3.875% unsecured senior notes (2025 Senior Notes) that mature in September 2025. The net proceeds from the issuance of the 2025 Senior Notes were used to finance a portion of the Company's Thoratec acquisition. Interest payments are required on a semi-annual basis. The 2025 Senior Notes were issued at a discount, yielding an effective interest rate of 3.922% at issuance. The Company may redeem the 2025 Senior Notes at any time at the applicable redemption price.

        2043 Senior Notes:    In April 2013, the Company issued $700 million principal amount of 30-year, 4.750% unsecured senior notes (2043 Senior Notes) that mature in April 2043. Interest payments are required on a semi-annual basis. The 2043 Senior Notes were issued at a discount, yielding an effective interest rate of 4.790% at issuance. The Company may redeem the 2043 Senior Notes at any time at the applicable redemption price.

        The majority of the net proceeds from the issuance of the 2023 Senior Notes and 2043 Senior Notes were used to redeem the Company's $700 million principal amount of 5-year, 3.750% unsecured senior notes due in 2014 and the $500 million principal amount of 10-year, 4.875% unsecured senior notes due in 2019.

        Yen-Denominated Senior Notes Due 2017:    In April 2010, the Company issued 7-year, 1.580% unsecured senior notes in Japan (Yen Notes Due 2017) totaling 8.1 billion Japanese Yen (the equivalent of $70 million at December 31, 2016 and $68 million at January 2, 2016). The principal amount of the Yen Notes Due 2017 recorded on the balance sheet fluctuates based on the effects of foreign currency translation. Interest payments are required on a semi-annual basis and the entire principal balance is due in April 2017.

        Yen-Denominated Senior Notes Due 2020:    In April 2010, the Company issued 10-year, 2.040% unsecured senior notes in Japan (Yen Notes Due 2020) totaling 12.8 billion Japanese Yen (the equivalent of $109 million at December 31, 2016 and $106 million at January 2, 2016). The principal amount of the Yen Notes Due 2020 recorded on the balance sheet fluctuates based on the effects of foreign currency translation. Interest payments are required on a semi-annual basis and the entire principal balance is due in April 2020.

        Yen-Denominated Credit Facilities:    In March 2011, the Company borrowed 6.5 billion Japanese Yen (the equivalent of $55 million at December 31, 2016 and $54 million at January 2, 2016) under uncommitted credit facilities with two commercial Japanese banks. The principal amount reflected on the balance sheet fluctuates based on the effects of foreign currency translation. Half of the borrowings bear interest at Yen LIBOR plus 0.250% and mature in March 2017 and the other half of the borrowings bear interest at Yen LIBOR plus 0.275% and mature in June 2017. The maturity dates of each credit facility automatically extend for a one-year period, unless the Company elects to terminate the credit facility.

        Commercial Paper Borrowings:    The Company's commercial paper program provides for the issuance of unsecured notes with maturities up to 270 days. During 2016 and 2015, the Company's weighted average effective interest rate on its commercial paper borrowings was approximately 0.807% and 0.308%, respectively. Any future commercial paper borrowings would bear interest at the applicable then-current market rates.

        Other Available Borrowings:    In July 2015, the Company entered into a commitment letter (Commitment Letter) with Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together BofAML) pursuant to which BofAML committed to provide a $3.7 billion senior unsecured bridge facility (Bridge Facility) to finance the acquisition of Thoratec (see Note 2). The Company never drew any borrowings under the Bridge Facility, which was later terminated in October 2015 when the Company completed its acquisition of Thoratec. However, the Company recognized $13 million of commitment fees associated with the Bridge Facility in other (income) expense in the Consolidated Statements of Earnings.

        In August 2015, the Company entered into a 5-year, $1.5 billion revolving, unsecured committed credit facility (Credit Facility Expiring 2020) that it may draw upon to refinance existing indebtedness and for general corporate purposes. The Credit Facility Expiring 2020 amended and restated the Company's previous $1.5 billion unsecured committed credit facility that was scheduled to expire in May 2018. The Credit Facility Expiring 2020 will expire on August 21, 2020. Borrowings under the Credit Facility Expiring 2020 bear interest at LIBOR plus 0.900%, subject to adjustment in the event of a change in the Company's credit ratings. As of December 31, 2016 and January 2, 2016, the Company had no outstanding borrowings under either facility.

        Operating and financial covenants:    Certain of the Company's debt outstanding and available borrowings contain operating and financial covenants. Specifically, the Credit Facility Expiring 2020 and the Term Loan Due 2020 require that the Company has a leverage ratio (defined as the ratio of indebtedness to EBITDA (net earnings before interest expense, income taxes, depreciation, amortization and certain income and expenses)) not exceeding 3.5 to 1.0. Additionally, during the third quarter of 2015, the Company amended a debt covenant related to its 1.580% Yen Denominated Senior Notes Due 2017 and its 2.040% Yen Denominated Senior Notes Due 2020 (Yen Notes) to require a ratio of total debt to total capitalization not exceeding 60%. Under the Credit Facility Expiring 2020, Term Loan Due 2020, senior notes and Yen Notes, the Company also has certain limitations on how the Company conducts its business, including limitations on dividends, additional liens or indebtedness and limitations on certain acquisitions, mergers, investments and dispositions of assets.

NOTE 5—COMMITMENTS AND CONTINGENCIES

Leases

        The Company leases various facilities and equipment under non-cancelable operating lease arrangements. The following table presents the Company's future minimum lease payments as of December 31, 2016 (in millions):

	2017	2018	2019	2020	2021	After 2021
Future minimum operating lease payments	$41	$31	$24	$20	$19	$22

        Rent expense under all operating leases was $51 million, $45 million and $51 million in fiscal years 2016, 2015 and 2014, respectively.

Securities and Other Shareholder Litigation

        December 2012 Securities Litigation:    On December 7, 2012, a putative securities class action lawsuit was filed in federal district court in Minnesota against the Company and an officer (collectively, the defendants) for alleged violations of the federal securities laws, on behalf of all purchasers of the publicly traded securities of the defendants between October 17, 2012 and November 20, 2012. The complaint, which sought unspecified damages and other relief as well as attorneys' fees, challenges the Company's disclosures concerning its high voltage cardiac rhythm lead products during the purported class period. On December 10, 2012, a second putative securities class action lawsuit was filed in federal district court in Minnesota against the Company and certain officers for alleged violations of the federal securities laws, on behalf of all purchasers of the publicly traded securities of the Company between October 19, 2011 and November 20, 2012. The second complaint alleged similar claims and sought similar relief. In March 2013, the Court consolidated the two cases and appointed a lead counsel and lead plaintiff. A consolidated amended complaint was served and filed in June 2013, alleging false or misleading representations made during the class period extending from February 5, 2010 through November 7, 2012. In September 2013, the defendants filed a motion to dismiss the consolidated amended complaint. On March 10, 2014, the Court ruled on the motion to dismiss, denying the motion in part and granting the motion in part. On October 7, 2014, the lead plaintiff filed a second amended complaint. Like the original consolidated amended complaint, the plaintiffs did not assert any specific amount of compensation in the second amended complaint. The Court granted class certification on December 22, 2015. On May 24, 2016, the parties agreed to resolve the case, pending notification to class members and subject to court approval. Under the settlement, the Company agreed to make a payment of $39.25 million to resolve all of the class claims and recorded a charge of that amount during the second quarter of 2016. On July 13, 2016, the Court issued an order preliminarily approving the settlement. Concurrent with the recording of the loss, the Company also recognized probable insurance recoveries of $39.25 million. The Court gave final approval to the settlement at a hearing on November 9, 2016, and the matter has been dismissed.

        Abbott Merger Lawsuits:    On May 2, 2016, a shareholder of the Company filed a purported class action lawsuit in Ramsey County, Minnesota, captioned Silverman v. St. Jude Medical, Inc., et al., 62-CV-16-2872 alleging that the Company's directors breached their fiduciary duties in connection with the proposed merger contemplated by the Company and Abbott (the Proposed Transaction). On May 26, 2016, a second action entitled Larkin v. Starks, et al., 62-CV-16-3367, was filed in the same court alleging substantially similar claims. On July 5, 2016, plaintiffs in the two actions jointly filed an Amended Shareholder class and Derivative Action Complaint (the Amended Complaint). Plaintiffs' Amended Complaint asserts that the Company's directors breached their fiduciary duties by conducting a flawed sale process, failing to maximize shareholder value, and publishing false or misleading disclosure materials relating to the Proposed Transaction, and that the Abbott defendants aided and abetted those breaches. The Amended Complaint asserts direct and/or derivative claims for breach of fiduciary duty, corporate waste and abuse of control under Minnesota Statute § 302A.467. Plaintiffs seek, among other things, to enjoin the Proposed Transaction and an order directing defendants to account to plaintiffs for all damages allegedly suffered by the putative class and damages allegedly incurred by the Company in connection with the Proposed Transaction. On August 3, 2016, a third action entitled Gross v. Starks, et al., 62-CV-16-4581, was filed in Ramsey County, Minnesota, containing allegations similar to those in the Silverman Amended Complaint. This action was consolidated with the two previously filed actions. On December 6, 2016, plaintiffs in the consolidated action voluntarily dismissed their actions with prejudice.

        On June 30, 2016, a shareholder of the Company filed a purported class action lawsuit in the United States District Court for the District of Minnesota, captioned Rosenfeld v. St. Jude Medical, Inc., et al., 16-cv-02275-WMW-FLN, alleging that the Company and its directors violated Section 14(a) of the Securities Exchange Act of 1934, SEC Rule 14a-9, and Minnesota Statute §§ 80A.68 and 80A.76, and that the Company's directors violated Section 20(a) of the Exchange Act, by filing a Form S-4 with the SEC that contained false or misleading statements regarding the Proposed Transaction. Plaintiff sought, among other things, to enjoin the Proposed Transaction or, if consummated, an order rescinding it or awarding actual and punitive damages to Plaintiff and the putative class. On November 23, 2016, the Plaintiff voluntarily dismissed his complaint.

Regulatory Matters

        The U.S. Food and Drug Administration (FDA) inspected the Company's manufacturing facility in Atlanta, Georgia, where the Company manufactures its CardioMEMS™ HF system, at various times between June 8 to June 26, 2015. On July 6, 2015, the FDA issued a Form 483 identifying certain observed non-conformity with current Good Manufacturing Practice at the facility. Following the receipt of the Form 483, the Company provided written responses to the FDA detailing proposed corrective actions and immediately initiated efforts to address the FDA's observations of non-conformity. The Company subsequently received a warning letter dated September 30, 2015 from the FDA relating to these non-conformities. Since the completion of the FDA inspection, the Company has provided and will continue to provide the FDA with regular updates. The Company has fully-integrated this former CardioMEMS standalone facility into St. Jude Medical's quality systems. During July 2016, the FDA conducted a follow-up inspection at the Atlanta facility. On July 28, 2016, the FDA issued a Form 483 identifying additional observed non-conformities with current Good Manufacturing Practice at the facility. The Company has worked to remediate these observations. There has been no inspection subsequent to the issuance of the Form 483 and no other further action to date by the FDA. The warning letter is specific to the Atlanta facility and does not impact any of the Company's other manufacturing facilities. The warning letter does not identify any specific concerns regarding the performance of, or indicate the need for any field or other action regarding, the CardioMEMS™HF system product or any other St. Jude Medical product. The Company will continue manufacturing and shipping product from the Atlanta facility, and customer orders are not expected to be impacted while the Company works to resolve the FDA's concerns. The Company takes these matters seriously, will respond timely and fully to the FDA's requests, and believes that the FDA's concerns will be resolved without a material impact on the Company's financial results.

Intellectual Property Matters

        On October 26, 2016, the Regents of the University of California filed a patent infringement action against the Company in the United States District Court for the Northern District of California alleging that two U.S. patents owned by the Regents of the University of California are infringed by certain of our catheters and other devices used to treat atrial fibrillation. The Company has not recorded an expense related to any potential damages in connection with this matter because any potential loss is not probable or reasonably estimable. Because, based on the Company's historical experience, the amount ultimately paid, if any, often does not bear any relationship to the amount claimed, the Company cannot reasonably estimate a loss or range of loss, if any, that may result from this matter.

NOTE 6—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) AND SUPPLEMENTAL EQUITY INFORMATION

        The table below presents the changes in each component of accumulated other comprehensive income, net of tax, including other comprehensive income and the reclassifications out of accumulated other comprehensive income into net earnings for fiscal years 2016, 2015 and 2014 (in millions):

	Unrealized Gain (Loss) On Available-for-sale Securities	Unrealized Gain (Loss) On Derivative Instruments	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income
Accumulated other comprehensive income (loss) as of December 28, 2013	$17	$3	$26	$46
Other comprehensive income (loss) before reclassifications	—	—	(217)	(217)
Amounts reclassified to net earnings from accumulated other comprehensive income	(2)	—	—	(2)

Other comprehensive income (loss)	(2)	—	(217)	(219)

Accumulated other comprehensive income (loss) as of January 3, 2015	15	3	(191)	(173)

Other comprehensive income (loss) before reclassifications	2	17	(168)	(149)
Amounts reclassified to net earnings from accumulated other comprehensive income	(14)	(9)	—	(23)

Other comprehensive income (loss)	(12)	8	(168)	(172)

Accumulated other comprehensive income (loss) as of January 2, 2016	3	11	(359)	(345)

Other comprehensive income (loss) before reclassifications	15	16	(52)	(21)
Amounts reclassified to net earnings from accumulated other comprehensive income	—	6	—	6

Other comprehensive income (loss)	15	22	(52)	(15)

Accumulated other comprehensive income (loss) as of December 31, 2016	$18	$33	$(411)	$(360)

        Income taxes are not provided for foreign translation related to permanent investments in international subsidiaries. Reclassification adjustments are made to avoid double counting items in comprehensive income that are also recorded as part of net earnings.

        The following table provides details about reclassifications out of accumulated other comprehensive income and the line items impacted in the Company's Consolidated Statements of Earnings for fiscal years 2016, 2015 and 2014 (in millions):

	Amounts reclassified from accumulated other comprehensive income
Details about accumulated other comprehensive income components	2016	2015	2014	Statements of Earnings Classification
Unrealized (gain) loss on available-for-sale securities:
(Gain) loss on sale of available-for-sale securities	$—	$(22)	$(3)	Other (income) expense
Tax effect	—	8	1	Income tax expense

Net of tax	$—	$(14)	$(2)

Unrealized (gain) loss on derivative financial instruments:
(Gain) loss on derivative financial instruments	$9	$(10)	$—	Cost of sales
Tax effect	(3)	1	—	Income tax expense

Net of tax	$6	$(9)	$—

        The Company's realized (gains) and losses on its available-for-sales securities and derivative financial instruments are computed using the specific identification method. There were no available-for-sale other-than-temporary impairment losses recognized in fiscal years 2016, 2015 or 2014.

Supplemental Equity Information

        On December 9, 2016, the Company's Board of Directors authorized a cash dividend of $0.31 per share payable on January 31, 2017 to shareholders of record as of January 13, 2017. However, no St. Jude Medical dividend was paid since the Company's merger with Abbott was effective before the record date (see Note 14).

        During 2015, the Company exercised its exclusive option and paid $173 million to Spinal Modulation's shareholders to obtain the remaining 81% ownership interest in the company that it did not previously own and accrued $155 million of contingent consideration (see Note 11). The $173 million paid during 2015 was classified as a financing activity in the Consolidated Statements of Cash Flows. As the Company retained its controlling interest, the payment for the shares and the accrual for contingent consideration resulted in a decrease in shareholders' equity before noncontrolling interest of $297 million and a decrease in noncontrolling interest of $33 million in St. Jude Medical, Inc.'s Consolidated Balance Sheets. Spinal Modulation's results of operations continued to be included in the Company's Consolidated Financial Statements.

        On January 13, 2015, the Company authorized a share repurchase program of up to $500 million of its outstanding common stock. The Company began repurchasing shares on January 30, 2015. From January 30, 2015 through March 2, 2015, the Company repurchased approximately 7.5 million shares for $500 million at an average repurchase price of $66.96 per share.

        During 2014, the Company exercised its exclusive option and paid $344 million to CardioMEMS' shareholders and $18 million for pre-existing fee and compensation arrangements to obtain the remaining 81% ownership interest in the company that it did not previously own. The $344 million paid during 2014 was classified as a financing activity in the Consolidated Statements of Cash Flows. As the Company retained its controlling interest, the payment for the shares resulted in a decrease in shareholders' equity before noncontrolling interest of $297 million and a decrease in noncontrolling interest of $47 million in St. Jude Medical, Inc.'s Consolidated Balance Sheets. CardioMEMS' results of operations continued to be included in the Company's Consolidated Financial Statements.

NOTE 7—STOCK-BASED COMPENSATION

Stock-based Compensation Plans

        The Company's total stock-based compensation expense for fiscal years 2016, 2015 and 2014 by income statement line item was as follows (in millions):

	2016	2015	2014
Cost of sales	$6	$6	$6
Selling, general and administrative expense	77	137	49
Research and development expense	16	17	16

Stock-based compensation expense	$99	$160	$71

        In connection with the closing of the merger with Abbott (see Note 14), the Company's stock-based compensation plans were frozen such that no future awards may be granted thereunder and the Company's ESPP was terminated.

Weighted Average Fair Values and Black-Scholes Valuation Assumptions

        The following table provides the weighted average grant date fair values of the Company's restricted stock awards, restricted stock units and ESPP purchase rights during fiscal years 2016, 2015 and 2014, excluding Thoratec-related awards:

	2016	2015	2014
Weighted average grant date fair values:
Restricted stock awards	$76.37	$71.77	$63.48
Restricted stock units	$74.33	$61.79	$69.08
ESPP purchase rights	N/A	$16.91	$15.46

        The following table includes the weighted average grant date fair value of stock options granted to employees during fiscal years 2016, 2015 and 2014 and the related weighted average assumptions used in the Black-Scholes model:

	2016	2015	2014
Fair value of options granted	N/A	$12.54	$14.56
Assumptions:
Expected term (years)	N/A	5.4	5.4
Risk-free interest rate	N/A	1.7%	1.7%
Volatility	N/A	24.7%	24.9%
Dividend yield	N/A	1.8%	1.6%

Stock-based Compensation Activity

        The following table summarizes stock option activity under all stock-based compensation plans during the fiscal year ended December 31, 2016:

	Options (shares in millions)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding as of January 2, 2016	16.8	$48.22
Granted	—	—
Exercised	(2.6)	37.14
Forfeited and expired	(0.5)	59.70

Outstanding as of December 31, 2016	13.7	$49.88	4.3	$415

Vested and expected to vest	13.3	$49.53	4.2	$409

Exercisable as of December 31, 2016	10.2	$45.11	3.6	$356

        The aggregate intrinsic value of options outstanding and options exercisable is based on the Company's closing stock price on the last trading day of the fiscal year for in-the-money options. The aggregate intrinsic value represents the cumulative difference between the fair market value of the underlying common stock and the option exercise prices. The total intrinsic value of options exercised during fiscal years 2016, 2015 and 2014 was $102 million, $94 million and $88 million, respectively.

        The following table summarizes activity for restricted stock awards and restricted stock units under all stock-based compensation plans during the fiscal year ended December 31, 2016, excluding the Company's Thoratec-related awards:

	Restricted Stock Units and Awards (shares in millions)	Weighted Average Grant Date Fair Value
Unvested balance as of January 2, 2016	1.5	$60.65
Granted	0.1	74.96
Vested	(0.6)	57.36
Forfeited	(0.1)	61.91

Unvested balance as of December 31, 2016	0.9	$64.36

        The total aggregate grant date fair value of restricted stock awards and restricted stock units vested during fiscal years 2016, 2015 and 2014 was $33 million, $30 million and $26 million, respectively, excluding Thoratec-related awards.

Thoratec-related Awards

        During 2015, certain Thoratec equity awards were accelerated upon the completion of the acquisition and settled in cash ("accelerated equity awards"). All other unvested Thoratec equity awards that were outstanding immediately prior to completion of the acquisition were converted into St. Jude Medical, Inc. restricted stock awards or restricted stock units in a manner designed to preserve the intrinsic value of such awards at the acquisition date ("replacement equity awards").

        The values of the accelerated equity awards and replacement equity awards were allocated between the total purchase consideration for Thoratec (see Note 2) and the future requisite service period ranging up to four years based on the ratio of the pre-acquisition service period to the greater of the total service period of the replacement equity award or the original service period of the

Thoratec award. The accelerated equity awards and replacement equity awards resulted in incremental stock-based compensation expense of $88 million during fiscal year 2015 and $31 million during fiscal year 2016, that are included in selling, general and administrative expense.

        On October 8, 2015, 1.2 million shares of replacement equity awards were granted at a weighted average grant date fair value of $63.19. Of these awards, 0.1 million shares vested during 2015 at an aggregate exchange date fair value of $5 million. During 2016, an additional 0.8 million shares vested at an aggregate grant date fair value of $38 million and 0.1 million shares were forfeited. Approximately 0.2 million shares remained outstanding and unvested as of December 31, 2016.

NOTE 8—SPECIAL CHARGES

        The Company recognizes certain transactions and events as special charges in its Consolidated Financial Statements. These charges (such as restructuring charges, impairment charges, certain legal settlements or product field action costs and litigation costs) result from facts and circumstances that vary in frequency and impact on the Company's results of operations.

2016 Initiatives

        During the fourth quarter of 2015, the Company initiated restructuring activities to drive cross-functional synergies (the 2016 Initiatives). The 2016 Initiatives included enhancing focus on programs that will strengthen its strategic objectives, driving productivity enhancements and incurring costs to fully integrate its recent acquisitions. During 2015, the Company incurred charges primarily related to severance and other termination benefits.

        During 2016, the Company incurred additional charges related to severance and other termination benefits, contract termination costs and other exit costs, and fixed asset write-offs, primarily associated with the closure of Thoratec facilities and a research facility in the United States. The Company also incurred charges primarily related to inventories that became obsolete due to technology changes by a third party. Material charges are not expected in future periods as the 2016 Initiatives are complete.

        A summary of the activity related to the 2016 Initiatives accrual is as follows (in millions):

	Employee Termination Costs	Inventory Charges	Fixed Asset Charges	Other Restructuring Costs	Total
Balance at January 3, 2015	$—	$—	$—	$—	$—
Cost of sales special charges	9	1	1	1	12
Special charges	22	—	—	—	22
Non-cash charges used	—	(1)	(1)	—	(2)
Cash payments	(2)	—	—	(1)	(3)

Balance at January 2, 2016	29	—	—	—	29
Cost of sales special charges	1	10	3	7	21
Special charges	24	—	7	13	44
Non-cash charges used	—	(10)	(10)	—	(20)
Cash payments	(45)	—	—	(17)	(62)

Balance at December 31, 2016	$9	$—	$—	$3	$12

Manufacturing and Supply Chain Optimization Plan

        During 2014, the Company initiated the Manufacturing and Supply Chain Optimization Plan to leverage economies of scale, streamline distribution methods, drive process improvements through global synergies, balance plant utilization levels, centralize certain vendor relationships and reduce overall costs. During 2014, the Company incurred charges primarily related to severance and other termination benefits, fixed assets write-offs associated with information technology assets no longer expected to be utilized and distributor and other contract termination costs.

        During 2015, the Company incurred charges primarily related to severance and other termination benefits, contract termination costs and fixed asset write-offs. These costs included charges associated with the elimination of certain operational, quality and hardware development activities at a research and development facility, continued exit costs related to a facility closure in the United States and software development assets no longer expected to be utilized (see Note 11).

        During 2016, the Company incurred additional exit cost charges upon finalizing the facility closure in the United States. Material charges are not expected in future periods as the Manufacturing and Supply Chain Optimization Plan is complete.

        A summary of the activity related to the Manufacturing and Supply Chain Optimization Plan accrual is as follows (in millions):

	Employee Termination Costs	Inventory Charges	Fixed Asset Charges	Other Restructuring Costs	Total
Balance at December 28, 2013	$—	$—	$—	$—	$—
Cost of sales special charges	7	—	—	—	7
Special charges	12	—	5	8	25
Non-cash charges used	—	—	(5)	—	(5)
Cash payments	(5)	—	—	(2)	(7)

Balance at January 3, 2015	14	—	—	6	20
Cost of sales special charges	4	3	15	7	29
Special charges	20	—	—	29	49
Non-cash charges used	—	(3)	(15)	—	(18)
Cash payments	(27)	—	—	(35)	(62)
Foreign exchange rate impact	—	—	—	(1)	(1)

Balance at January 2, 2016	11	—	—	6	17
Cost of sales special charges	—	—	—	2	2
Special charges	—	—	—	2	2
Non-cash charges used	—	—	—	—	—
Cash payments	(9)	—	—	(9)	(18)

Balance at December 31, 2016	$2	$—	$—	$1	$3

2012 Business Realignment Plan

        During 2012, the Company realigned its product divisions into two new operating divisions: the Implantable Electronic Systems Division (combining its legacy Cardiac Rhythm Management and Neuromodulation product divisions) and the Cardiovascular and Ablation Technologies Division (combining its legacy Cardiovascular and Atrial Fibrillation product divisions). In addition, the Company centralized certain support functions, including information technology, human resources, legal, business development and certain marketing functions. The organizational changes have been part of a comprehensive plan to accelerate the Company's growth, reduce costs, leverage economies of scale and increase investment in product development.

        During 2014, the Company announced additional organizational changes including the combination of its Implantable Electronic Systems Division and Cardiovascular and Ablation Technologies Division, resulting in an integrated research and development organization and a consolidation of manufacturing and supply chain operations worldwide. The integration was conducted in a phased approach during 2014. In connection with these actions, the Company incurred charges primarily related to severance and other termination benefits and other restructuring costs, including distributor and other contract termination costs, costs associated with the discontinuation of a clinical trial and planned exit costs related to a facility in Europe. Additionally, the Company recognized inventory and fixed asset write-offs related to a discontinued clinical trial and fixed asset write-offs associated with projects abandoned under the new realigned structure.

        During 2015, the Company incurred additional charges primarily related to severance and other termination benefits and other restructuring costs, including contract termination costs, asset relocation expenses and other exit costs predominately associated with the facility closure in Europe.

        During 2016, the Company reassessed the remaining accrual balance and determined that some of the previously recorded accrual balances were no longer necessary. Additionally, the Company revised estimates for employee termination costs, recognizing a special benefit, and also recognized a special benefit for salvaged inventory components. No additional charges are expected in future periods as the 2012 Business Realignment Plan is complete.

        A summary of the activity related to the 2012 Business Realignment Plan accrual during fiscal years 2016, 2015 and 2014 is as follows (in millions):

	Employee Termination Costs	Inventory Charges	Fixed Asset Charges	Other Restructuring Costs	Total
Balance at December 28, 2013	$54	$—	$—	$33	$87
Cost of sales special charges	8	8	13	1	30
Special charges	36	—	7	35	78
Non-cash charges used	—	(8)	(20)	—	(28)
Cash payments	(69)	—	—	(56)	(125)
Foreign exchange rate impact	(3)	—	—	(1)	(4)

Balance at January 3, 2015	26	—	—	12	38
Cost of sales special charges	2	3	—	—	5
Special charges	2	—	2	5	9
Non-cash charges used	—	(3)	(2)	—	(5)
Cash payments	(25)	—	—	(10)	(35)
Foreign exchange rate impact	(2)	—	—	—	(2)

Balance at January 2, 2016	3	—	—	7	10
Cost of sales special charges	—	(3)	—	(1)	(4)
Special charges	(1)	—	—	—	(1)
Non-cash charges used	—	3	—	—	3
Cash payments	(2)	—	—	(1)	(3)

Balance at December 31, 2016	$—	$—	$—	$5	$5

2011 Restructuring Plan

        During 2011, the Company incurred special charges related to restructuring actions to realign certain activities in the Company's legacy Cardiac Rhythm Management business and sales and selling support organizations. The restructuring actions included phasing out Cardiac Rhythm Management manufacturing and R&D operations in a country in Europe, reductions in the Company's workforce and rationalizing product lines. The 2011 Restructuring Plan was completed in 2013. Cash payments totaled $1 million and $13 million during 2015 and 2014, respectively. All other activity was not material.

Other Special Charges

        Intangible asset impairment charges:    During 2016, the Company recognized an intangible asset impairment charge of $5 million related to an indefinite-lived IPR&D asset.

        During 2015, the Company recognized a $2 million impairment charge associated with a customer relationship intangible asset.

        During 2014, the Company recognized intangible asset impairment charges for certain indefinite-lived IPR&D assets and an indefinite-lived tradename asset resulting in impairment charges of $50 million and $8 million, respectively. See Note 11 for further discussion of these intangible asset impairment charges.

        Legal settlements:    During 2016, the Company recognized net legal settlement gains of $18 million associated with five unrelated legal cases. Additionally, although the Company recognized a legal settlement loss related to the December 2012 Securities Litigation, it concurrently recognized insurance recoveries in the same amount during 2016. In connection with the March 2010 Securities Class Action Litigation, the Company recognized $7 million in insurance recoveries as a special benefit during 2016. Partially offsetting the legal settlement gains, the Company recognized charges of $8 million primarily to evaluate allegations made by third parties about the safety and security of the Company's implantable cardiac rhythm management devices, initiate litigation against certain third parties related to those allegations and evaluate claims in a putative class action lawsuit asserting claims related to the safety and security of those devices. In December 2016, the plaintiff in the putative class action filed a notice with the Court voluntarily dismissing the case.

        During 2015, the Company recognized $10 million in insurance recoveries as a special benefit associated with the March 2010 Securities Class Action Litigation. Partially offsetting this benefit, the Company recognized $3 million in charges related to two unrelated legal settlements and a $1 million charge related to an unfavorable judgment for a product liability claim.

        During 2014, the Company recognized a $48 million special benefit related to a favorable judgment and resolution in a patent infringement case. Partially offsetting this gain, the Company recognized $37 million of legal settlement expense for three unrelated legal settlements.

        Product field action costs and litigation costs:    During 2016, 2015 and 2014, the Company recognized $8 million, $19 million and $31 million, respectively, of litigation charges for expected future probable and estimable legal costs associated with outstanding legal matters related to the Company's product field actions. Charges in excess of the amounts accrued are reasonably possible and depend on a number of factors, such as the type of claims received and the cost to defend.

        During 2016, the Company initiated an advisory letter to physicians for patients implanted with certain tachycardia cardiac rhythm management devices that were identified as having a potential premature battery depletion issue that could, on rare occasions, result in necessary treatment not being provided. In connection with this advisory, the Company recognized charges of $94 million, of which $82 million was recorded to cost of sales special charges related to product field action costs, primarily for device replacement costs, estimated scrapped inventory and costs for providing remote monitoring to patients under the advisory. Charges in excess of the accrual are reasonably possible and depend on a number of factors, such as the number of physicians requesting remote monitoring and device replacements.

        During 2016, the Company also initiated an advisory letter to physicians for patients implanted with certain ICD devices that were identified as having a potential therapy anomaly resulting in a lack of necessary treatment. As a result, the Company recognized charges of $5 million to cost of sales special charges primarily for estimated scrapped inventory and warranty costs.

        During 2016, the Company also initiated an advisory letter to physicians participating in an investigational device exemption study for patients implanted with certain leadless bradycardia cardiac rhythm management devices that were identified as having a potential premature battery depletion issue that could, on rare occasions, result in necessary treatment not being provided. As a result, the Company recognized $2 million to cost of sales special charges for estimated scrapped inventory.

        During 2014, the Company initiated an advisory letter to physicians for patients implanted with certain ICDs that were identified as having a potential battery anomaly. As a result, the Company recognized special charges of $23 million, which was recorded to cost of sales special charges, primarily for scrapped inventory as well as additional warranty and patient monitoring costs. During both 2016 and 2015, the Company recognized a $5 million benefit each year in cost of sales special charges for salvaged inventory components related to this advisory action.

        During both 2015 and 2014, the Company recognized a $2 million and a $4 million benefit, respectively, in cost of sales special charges due to lower than expected direct recall costs associated with a 2012 voluntary product field action related to certain neuromodulation implantable pulse generator charging systems.

        Other restructuring-related charges:    The Company also recognized other restructuring-related charges of $3 million and $2 million during 2016 and 2015, respectively.

NOTE 9—INCOME TAXES

        The Company's earnings before income taxes as generated from its U.S. and international operations are as follows (in millions):

	2016	2015	2014
U.S.	$(222)	$(107)	$157
International	1,052	1,035	911

Earnings before income taxes and noncontrolling interest	$830	$928	$1,068

        Income tax expense consisted of the following (in millions):

	2016	2015	2014
Current:
U.S. federal	$23	$64	$151
U.S. state and other	6	2	11
International	123	56	39

Total current	152	122	201
Deferred	(56)	(60)	(88)

Income tax expense	$96	$62	$113

        The components of deferred tax assets and liabilities are as follows (in millions):

	2016	2015
Deferred income tax assets:
Net operating loss carryforwards	$427	$350
Tax credit carryforwards	217	144
Inventories	32	34
Stock-based compensation	49	56
Compensation and benefits	144	143
R&D expenditures, capitalized for tax	69	80
Accrued liabilities and other	107	124

	1,045	931
Less: valuation allowance	(419)	(337)

Deferred income tax assets, net	626	594

Deferred income tax liabilities:
Unrealized gain on available-for-sale securities	(8)	(1)
Unrealized gain on derivative financial instruments	(15)	(4)
Property, plant and equipment	(151)	(166)
Intangible assets	(803)	(853)

Deferred income tax liabilities	(977)	(1,024)

Net deferred income tax assets (liabilities)	$(351)	$(430)

        As of December 31, 2016, the Company had U.S. federal net operating loss carryforwards, the tax effect of which was $3 million and U.S. tax credit carryforwards, the tax effect of which was $123 million that will expire from 2024 through 2033 if not utilized. The Company also has state tax carryforwards, the tax effect of which was $98 million, that have an unlimited carryforward period. These amounts are subject to annual usage limitations. In addition, the Company had foreign tax net operating loss carryforwards, the tax effect of which was $424 million as of December 31, 2016. These tax attributes have an unlimited carryforward period. Because of the change in ownership resulting from the Abbott Transaction (see Note 14), there may be an annual limitation on the amount of the carryforwards that can be utilized.

        Certain of the Company's subsidiaries in international tax jurisdictions are in cumulative loss positions and have experienced cumulative losses in recent periods. A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset that is difficult to overcome when determining that a valuation allowance is not needed against deferred tax assets. The Company's valuation allowances reduced the carrying value of deferred tax assets associated with certain net operating loss and tax credit carryforwards in these tax jurisdictions.

        A reconciliation of the U.S. federal statutory income tax rate to the Company's effective income tax rate is as follows:

	2016	2015	2014
U.S. federal statutory tax rate	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
U.S. state income taxes, net of federal tax benefit	1.0	(0.1)	0.2
International taxes at lower rates	(16.8)	(22.6)	(19.6)
Tax benefits from domestic manufacturer's deduction	—	(1.0)	(1.2)
Research and development credits	(3.2)	(2.7)	(2.8)
Puerto Rico excise tax	(2.8)	(2.4)	(1.7)
Reversal of excess tax accruals	(3.7)	(2.8)	—
Noncontrolling interest	—	0.5	1.8
Restructuring and acquisition-related items	1.5	3.0	(0.3)
Other	0.6	(0.2)	(0.8)

Effective income tax rate	11.6%	6.7%	10.6%

        The Company's effective income tax rate differs from the U.S. federal statutory rate each year due to certain operations that are subject to tax incentives, state and local taxes and foreign taxes that are different than the U.S. federal statutory rate. Currently, the Company's operations in Puerto Rico, Costa Rica and Malaysia have various tax incentive grants. In 2016, 2015 and 2014, the tax reductions as compared to the local statutory rates favorably impacted diluted net earnings per share attributable to St. Jude Medical, Inc. by $1.08, $1.26 and $1.06, respectively. Unless these grants are extended, they will expire between 2018 and 2026. The Company's historical practice has been to renew, extend or obtain new tax incentive grants upon expiration of existing tax incentive grants.

        The Company has not recorded U.S. deferred income taxes on approximately $5.2 billion of its non-U.S. subsidiaries' undistributed earnings because such amounts are intended to be reinvested outside the United States indefinitely. If these earnings were repatriated to the United States, the Company would be required to accrue and pay U.S. federal income taxes and foreign withholding taxes, as adjusted for foreign tax credits. Determination of the amount of any unrecognized deferred income tax liability on these earnings is not practicable, but would likely be in excess of $1.5 billion.

        The following table summarizes the activity related to the Company's uncertain tax positions (in millions):

	2016	2015	2014
Balance at beginning of year	$338	$328	$315
Increases related to current year tax positions	48	48	67
Increases related to prior year tax positions	98	—	6
Increases related to positions assumed from Thoratec	—	7	—
Reductions related to prior year tax positions	(27)	(24)	(27)
Reductions related to settlements / payments	(146)	(16)	(27)
Expiration of the statute of limitations for the assessment of taxes	—	(5)	(6)

Balance at end of year	$311	$338	$328

        The Company recognized interest and penalties, net of tax benefit, of ($9 million), $10 million and $4 million associated with its uncertain tax positions during fiscal years 2016, 2015 and 2014, respectively. The Company's accrued liability for gross interest and penalties was $44 million, $58 million and $44 million as of December 31, 2016, January 2, 2016 and January 3, 2015, respectively.

        The Company is subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all material U.S. federal, state, foreign and local income tax matters for all tax years through 2004. In 2016, the company entered into settlement agreements with the IRS, closing our 2008 to 2011 tax examinations. The settlement resulted in a reduction of our uncertain tax positions of $133 million during the year and reducing our accrual for gross interest by $22 million. In 2016, the IRS completed an audit of the Company's 2012 and 2013 tax returns and also proposed adjustments in an audit report.

        During 2016, the European Commission concluded that decisions by the tax authorities in Belgium regarding corporate income taxes paid under certain excess profit rulings, including the ruling previously granted to one of the Company's subsidiaries, did not comply with European Union rules on state aid. Based on the applicability of this conclusion to the Company's 2009 through 2014 tax returns in Belgium, the Company recorded a liability of 45 million Euros ($48 million as of December 31, 2016) including interest to reserve for this uncertain tax position.

NOTE 10—RETIREMENT PLANS

        Defined Contribution Plans:    The Company has a 401(k) retirement savings plan that provides retirement benefits to substantially all full-time U.S. employees. Eligible employees may contribute a percentage of their annual compensation, subject to IRS limitations, with the Company matching a portion of the employees' contributions at the discretion of the Company's Board of Directors. In addition, the Company has defined contribution programs for employees in certain countries outside the United States. Company contributions under all defined contribution plans totaled $30 million in 2016, $27 million in 2015 and $26 million in 2014, respectively.

        The Company also has a non-qualified deferred compensation plan that provides certain officers and employees the ability to defer a portion of their compensation until a later date. The deferred amounts and earnings thereon are payable to participants, or designated beneficiaries, at specified future dates upon retirement, death or termination from the Company. The deferred compensation liability, which is classified as other liabilities, was approximately $323 million and $302 million as of December 31, 2016 and January 2, 2016, respectively.

        Defined Benefit Plans:    The Company has funded and unfunded defined benefit plans for employees in certain countries outside the United States. The liability totaled $34 million and $32 million as of December 31, 2016 and January 2, 2016, respectively, which approximated the actuarial calculated unfunded liability. The amount of funded plan assets and the amount of pension expense was not material.

NOTE 11—FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS

        The fair value measurement standard applies to certain financial assets and liabilities that are measured at fair value on a recurring basis (each reporting period) and certain financial assets and liabilities that are measured at fair value on a nonrecurring basis. The Company also maintains other financial instruments that approximate their fair value due to their short maturities, and include such instruments as its cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and current and long-term debt obligations.

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

        The Company's financial assets and liabilities that are measured at fair value on a recurring basis include money-market securities, available-for-sale marketable securities, trading marketable securities, derivative instruments and contingent consideration liabilities. The Company does not have any material nonfinancial assets or liabilities that are measured at fair value on a recurring basis.

A summary of the valuation methodologies used for the respective financial assets and liabilities measured at fair value on a recurring basis is as follows:

        Money-market securities:    The Company's money-market securities include funds that are traded in active markets and are recorded at fair value based upon the quoted market prices. The Company classifies these securities as level 1.

        Available-for-sale securities:    The Company's available-for-sale securities include publicly-traded equity securities that are traded in active markets and are recorded at fair value based upon the closing stock prices. The Company classifies these securities as level 1.

        Trading securities:    The Company's trading securities include publicly-traded mutual funds that are traded in active markets and are recorded at fair value based upon quoted market prices of the net asset values of the funds. The Company classifies these securities as level 1.

        Derivative instruments:    Fair values for the Company's derivative financial instruments are based on quoted market prices of comparable instruments, if available, or more commonly on standard pricing models that use readily observable market parameters from industry standard data providers as their basis. These models reflect contractual terms of the derivatives, including period to maturity and market-based parameters such as foreign currency exchange rates. They do not contain a high level of subjectivity as the techniques used in the models do not require significant judgment and inputs are readily observable from actively quoted markets. The Company classifies these instruments as level 2 (see Note 12).

        Contingent consideration liabilities:    The fair value of the Company's contingent liabilities is initially measured based on the consideration expected to be transferred (probability-weighted), discounted back to present value. The discount rate used is determined at the time of measurement in accordance with accepted valuation methods. The Company measures the liability on a recurring basis using Level 3 inputs including regulatory approval timing, projected revenues or cash flows, growth rates, discount rates, probabilities of payment and projected payment dates. Projected revenues are based on the Company's most recent internal operating budgets and long-term strategic plans. Changes to any of the inputs may result in significantly higher or lower fair value measurements.

        A summary of assets and liabilities measured at fair value on a recurring basis at December 31, 2016 and January 2, 2016 is as follows (in millions):

	Balance Sheet Classification	December 31, 2016	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money-market securities	Cash and cash equivalents	$30	$30	$—	$—
Available-for-sale securities	Other current assets	40	40	—	—
Foreign currency forward contracts	Other current assets	38	—	38	—
Trading securities	Other assets	322	322	—	—
Foreign currency forward contracts	Other assets	7	—	7	—

Total assets		$437	$392	$45	$—

Liabilities
Contingent consideration	Other current liabilities	$13	$—	$—	$13
Foreign currency forward contracts	Other current liabilities	2	—	2	—
Contingent consideration	Other liabilities	42	—	—	42

Total liabilities		$57	$—	$2	$55

	Balance Sheet Classification	January 2, 2016	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money-market securities	Cash and cash equivalents	$273	$273	$—	$—
Available-for-sale securities	Other current assets	10	10	—	—
Foreign currency forward contracts	Other current assets	14	—	14	—
Trading securities	Other assets	302	302	—	—
Foreign currency forward contracts	Other assets	2	—	2	—

Total assets		$601	$585	$16	$—

Liabilities
Contingent consideration	Other current liabilities	$118	$—	$—	$118
Foreign currency forward contracts	Other current liabilities	6	—	6	—
Contingent consideration	Other liabilities	33	—	—	33
Foreign currency forward contracts	Other liabilities	3	—	3	—

Total liabilities		$160	$—	$9	$151

        The recurring Level 3 fair value measurements of the Company's contingent consideration liabilities include the following significant unobservable inputs (in millions):

Contingent Consideration Liabilities	Fair Value as of December 31, 2016	Valuation Technique	Unobservable Input	Value or Range
Spinal Modulation revenue-based milestones and earn-outs	$23	Monte Carlo Simulation	Discount Rates	1.2% - 16.0%
			Expected Revenue Volatility	25%
			Projected Years of Payments	2017, 2018
Nanostim, Inc. (Nanostim) revenue-based milestones		Probability Weighted Discounted Cash Flow	Discount Rate	5.0%
			Probability of Payments	—%
			Projected Years of Payments	2017, 2018
Assumed from Thoratec regulatory-based and revenue-based milestones	28	Probability Weighted Discounted Cash Flow	Discount Rate	4.7%
			Probability of Payments	—% - 90.0%
			Projected Years of Payments	2018 - 2023
U.S. distributor revenue-based milestones	4	Probability Weighted Discounted Cash Flow	Discount Rates	1.3% - 1.8%
			Probability of Payments	—% - 100.0%
			Projected Years of Payments	2019, 2021

Total contingent consideration liabilities	$55

        Additionally, the following table provides a reconciliation of the beginning and ending balances of the Company's recurring Level 3 fair value measurements (in millions):

	Endosense	Nanostim	Spinal Modulation	Assumed from Thoratec	U.S. Distributor	Total
Balance as of December 28, 2013	$139	$56	$—	$—	$—	$195
Change in fair value of contingent consideration	28	(6)	—	—	—	22
Payment of contingent consideration	(155)	—	—	—	—	(155)
Foreign currency translation	(12)	—	—	—	—	(12)

Balance as of January 3, 2015	—	50	—	—	—	50
Initial fair value measurement of contingent consideration		—	155	—	—	155
Liabilities assumed from Thoratec acquisition		—	—	33	—	33
Change in fair value of contingent consideration		(48)	(33)	(6)	—	(87)

Balance as of January 2, 2016		2	122	27	—	151
Initial fair value measurement of contingent consideration		—	—	—	4	4
Change in fair value of contingent consideration		(2)	26	1	—	25
Payment of contingent consideration		—	(125)	—	—	(125)

Balance as of December 31, 2016		$—	$23	$28	4	$55

        The following table provides a reconciliation of the beginning and ending balances of the Company's auction rate securities (in millions):

Auction Rate Securities
Balance as of January 3, 2015	$—
Auction rate securities acquired from Thoratec	5
Sale of auction rate securities	(5)

Balance as of January 2, 2016	$—

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

        Disclosures are required for certain assets and liabilities that are measured at fair value but are recognized and disclosed at fair value on a nonrecurring basis in periods subsequent to initial recognition. For St. Jude Medical, such measurements of fair value primarily relate to long-lived assets, goodwill, indefinite-lived intangible assets and cost method investments.

        A summary of the valuation methodologies used for the respective nonfinancial assets and liabilities measured at fair value on a nonrecurring basis is as follows:

        Long-lived assets:    Typically the Company measures the fair value of its long-lived assets, such as its definite-lived intangible assets and property, plant and equipment using independent appraisals, market models and discounted cash flow models. A discounted cash flow model requires inputs to a present value cash flow calculation including a risk-adjusted discount rate, operating budgets, long-term strategic plans and remaining useful lives of the asset or asset group.

        During 2016, 2015 and 2014, the Company recognized $10 million, $18 million and $25 million of fixed asset write-offs. During 2016 and 2015, the fixed asset write-offs were primarily related to projects abandoned as the Company continued to integrate its recent acquisitions and software development assets no longer expected to be utilized. During 2014, the fixed asset write-offs were associated with the discontinuation of a clinical trial and projects abandoned under the new realigned structure. Typically the Company measures these assets using independent appraisals, market models and discounted cash flow models; however, as these fixed assets had no alternative future use and therefore no discrete future cash flows, the assets were fully impaired.

        During 2015, the Company recognized $2 million of impairment charges related to customer relationship intangible assets. Due to changes in hospital purchasing practices, the Company determined that the intangible assets no longer had any future discrete cash flows and that the assets were fully impaired.

        Goodwill:    During the third quarter of 2014, the Company performed an interim goodwill impairment test because it significantly changed the composition of the net assets of its reporting units whereby it combined its two legacy reporting units. For this test, the Company bypassed the qualitative assessment and proceeded directly to step one of the two-step goodwill impairment test. In performing the first step, the Company utilized the market approach as computed by its market capitalization plus an estimated control premium. As a result of performing this test, the Company determined that no impairment existed. The fair value inputs utilized in the market approach are considered Level 2 in the fair value hierarchy due to the utilization of quoted prices in active markets for similar assets or liabilities in determining the estimated control premium. During the fourth quarter of 2016, the Company assessed qualitative factors and determined that the two-step impairment test was not necessary. During the fourth quarters of 2015 and 2014, the Company performed its annual goodwill impairment test by bypassing the qualitative assessment and proceeding directly to step one using the market approach described above. As a result of performing these tests, the Company determined that no impairments existed.

        Indefinite-lived intangible assets:    The Company also reviews its indefinite-lived intangible assets at least annually to determine if any adverse conditions exist that would indicate a potential impairment by considering qualitative factors such as macroeconomic conditions, industry and market considerations, cost factors, financial performance, entity specific events, changes in net assets and project-based performance toward regulatory approvals.

        During 2016, the Company recognized impairment charges of $5 million for an indefinite-lived IPR&D intangible asset. The fair value measurement of the IPR&D intangible asset was considered Level 3 in the fair value hierarchy due to the use of unobservable inputs to measure fair value, including the timing of regulatory approval, terminal growth rate, discount rate and projected future cash flows.

        During 2015, the Company performed its annual qualitative assessment of its indefinite-lived intangible assets by considering many of the above factors. Additionally, for certain indefinite-lived intangible asset the Company bypassed the qualitative assessment and performed a quantitative assessment using discounted cash flow models. There were no impairments of indefinite-lived intangible assets in 2015.

        During 2014, the Company recognized impairment charges of $58 million for certain IPR&D intangible assets and a tradename intangible asset to reflect their estimated fair value of $55 million. The Company utilized a discounted cash flow model for each individual asset. The impairments were triggered by clinical information received in the third and fourth quarters of 2014, resulting in the Company revising its expectations, including a decrease in the market opportunity and an increase in the cost and length of time to bring the related products to market. The fair value measurements of these intangible assets are considered Level 3 in the fair value hierarchy due to the use of unobservable inputs to measure fair value, including the terminal growth rate, royalty rate, discount rate and projected future cash flows.

        Cost method investments:    The Company also holds investments in equity securities that are accounted for as cost method investments, which are classified as other assets and measured at fair value on a nonrecurring basis. The carrying value of these investments was $50 million and $80 million as of December 31, 2016 and January 2, 2016, respectively. During 2016, the Company concluded that adverse regulatory rulings and subsequent operational decisions made by an entity in which the Company had strategic debt and equity investments had an adverse impact on the fair values of those investments. As a result, the Company recognized other-than-temporary impairments of approximately $50 million in other (income) expense in the Consolidated Statements of Earnings to fully write-down its cost method equity investment and convertible debt investment. The fair value of the Company's remaining cost method investments was not estimated during 2016 since there were no other identified events or changes in circumstances that may have had a significant adverse effect on the fair value of these investments.

Fair Value Measurements of Other Financial Instruments

        The aggregate fair value of the Company's fixed-rate senior notes at December 31, 2016 (measured using quoted prices in active markets) was $3,283 million compared to the aggregate carrying value of $3,250 million (inclusive of unamortized debt discounts). The fair value of the Company's variable-rate debt obligations at December 31, 2016 approximated its aggregate $2,549 million carrying value due to the variable interest rate and short-term nature of these instruments. The Company also had $537 million and $393 million of cash equivalents invested in short-term deposits and interest and non-interest bearing bank accounts at December 31, 2016 and January 2, 2016, respectively, the cost basis of which approximated the fair value.

NOTE 12—DERIVATIVE FINANCIAL INSTRUMENTS

        The Company uses foreign currency forward contracts, interest rate swaps and interest rate contracts to manage risks generally associated with foreign exchange rate and interest rate fluctuations. The information that follows explains the various types of derivatives financial instruments and how they impacted the Company's financial position and performance.

Cash Flow Hedges

        Foreign exchange forward contracts:    During 2015, the Company began to enter into foreign exchange forward contracts to hedge against the effect of exchange rate fluctuations on cash flows denominated in foreign currencies. These transactions are designated as cash flow hedges. The Company hedges its exposure to the variability in future cash flows of forecasted transactions for periods of up to 24 months. The dollar equivalent gross notional amount of the Company's foreign exchange forward contracts designated as cash flow hedges at December 31, 2016 was approximately $0.9 billion. Hedge ineffectiveness recognized in earnings on cash flow hedges was not material during 2016 or 2015.

        As of December 31, 2016, the Company had a balance of $29 million associated with the after-tax net unrealized gain position related to foreign currency forward contracts recorded in accumulated other comprehensive income in the Consolidated Statements of Shareholders' Equity. On January 4, 2017, the Company terminated its foreign currency forward contracts and recognized an after-tax gain of $29 million.

        The following tables provide the (gains) losses related to derivative instruments designated as cash flow hedges for the years ended December 31, 2016 and January 2, 2016, respectively, including the location in the Consolidated Statements of Comprehensive Income and Consolidated Statements of Earnings (in millions):

	Pre-tax (Gain) Loss Recognized in Other Comprehensive Income on Effective Portion of Derivative	Pre-tax (Gain) Loss Recognized in Earnings on Effective Portion of Derivative as a Result of Reclassification from Accumulated Other Comprehensive Income		Ineffective Portion of (Gain) Loss on Derivative and Amount Excluded from Effectiveness Testing Recognized in Earnings
For the year ended December 31, 2016	Amount	Amount	Location	Amount	Location
Derivatives in Cash Flow Hedging Relationships
Foreign currency forward contracts	$(24)	$9	Cost of sales	$—	Cost of sales

	Pre-tax (Gain) Loss Recognized in Other Comprehensive Income on Effective Portion of Derivative	Pre-tax (Gain) Loss Recognized in Earnings on Effective Portion of Derivative as a Result of Reclassification from Accumulated Other Comprehensive Income		Ineffective Portion of (Gain) Loss on Derivative and Amount Excluded from Effectiveness Testing Recognized in Earnings
For the year ended January 2, 2016	Amount	Amount	Location	Amount	Location
Derivatives in Cash Flow Hedging Relationships
Foreign currency forward contracts	$(23)	$(10)	Cost of sales	$—	Cost of sales

        Reclassifications from accumulated other comprehensive income into earnings include accumulated (gains) losses on dedesignated hedges at the time earnings are impacted.

        Interest rate contracts:    During the first quarter of 2013, the Company entered into and settled treasury rate lock agreements in anticipation of issuing the $900 million principal amount of 2023 Senior Notes and the $700 million principal amount of 2043 Senior Notes. Prior to the issuance of the senior notes, the Company was subject to changes in treasury benchmark interest rates, and therefore locked into fixed-rate coupons to hedge against the interest rate fluctuations. The Company designated the treasury rate lock agreements as cash flow hedges. Upon settlement, the $3 million gain was recognized as a component of other comprehensive income in the Consolidated Statements of Shareholders' Equity, and continues to be recognized as a reduction to interest expense in the Consolidated Statements of Earnings over the life of the senior notes. The amount of hedge ineffectiveness was not material.

Fair Value Hedges

        Interest Rate Swap:    In prior periods, the Company has chosen to hedge the fair value of certain debt obligations through the use of interest rate swap contracts. In June 2012, the Company terminated the interest rate swap it had entered into concurrent with the March 2010 issuance of the 2016 Senior Notes and received a cash payment of $24 million. The gain from terminating the interest rate swap agreement was reflected as an increase to the carrying value of the debt and amortized as a reduction of interest expense in the Consolidated Statements of Earnings resulting in a net average interest rate of 1.3% that was recognized over the remaining term of the 2016 Senior Notes.

Derivatives Not Designated as Hedging Instruments

        Derivatives not designated as hedging instruments include dedesignated foreign currency forward contracts and foreign currency forward contracts that the Company utilizes to economically hedge the foreign currency impact of assets and liabilities denominated in nonfunctional currencies. The dollar equivalent gross notional amount of these forward contracts not designated as hedging instruments totaled approximately $0.2 billion as of December 31, 2016. The fair value of the Company's outstanding contracts was not material at December 31, 2016 or January 2, 2016. The following table provides the (gains) losses related to derivative instruments not designated as hedging instruments, including the location in the Consolidated Statements of Earnings (in millions):

	(Gain) Loss Recognized in Earnings
Derivatives Not Designated as Hedging Instruments	2016	2015	2014	Location
Foreign currency forward contracts	$(7)	$(10)	$(9)	Other (income) expense

        The net (gains) losses were almost entirely offset by corresponding net (losses) gains on the foreign currency exposures being managed.

Location and Fair Value Amount of Derivative Instruments

        The following table summarizes the fair value of the Company's derivative instruments and their locations in the Consolidated Balance Sheets at December 31, 2016 and January 2, 2016, respectively (in millions):

Fair Value of Derivative Instruments	December 31, 2016	January 2, 2016	Location
Derivatives Designated as Hedging Instruments
Foreign currency forward contracts	$38	$14	Other current assets
	7	2	Other assets
	(2)	(6)	Other current liabilities
	—	(3)	Other liabilities
Derivatives Not Designated as Hedging Instruments
Foreign currency forward contracts	—	—	Other current assets
	—	—	Other current liabilities

Total	$43	$7

        Additional information with respect to the fair values of the Company's derivative instruments is included in Note 11.

Credit Risk and Offsetting of Assets and Liabilities of Derivative Instruments

        At both December 31, 2016 and January 2, 2016, St. Jude Medical, Inc. had International Swaps and Derivatives Association agreements with four applicable banks and financial institutions that contain netting provisions.

        The following tables provide information as though the Company had elected to offset the asset and liability balances of derivative instruments, netted in accordance with various criteria in the event of default or termination as stipulated by the terms of the netting arrangements with each of the counterparties at December 31, 2016 and January 2, 2016, respectively (in millions):

		Gross Amounts not Offset in the Consolidated Balance Sheets that are Subject to Master Netting Agreements
Derivatives at December 31, 2016	Gross Amount of Derivative Assets Presented in the Consolidated Balance Sheets	Gross Amount of Eligible Offsetting Recognized Derivative Liabilities Presented in the Consolidated Balance Sheets	Cash Collateral Received	Net Amount of Derivative Assets
Derivatives subject to master netting agreements	$36	$—	$—	$36
Derivatives not subject to master netting agreements	9			9

Total	$45	$—	$—	$45

		Gross Amounts not Offset in the Consolidated Balance Sheets that are Subject to Master Netting Agreements
Derivatives at December 31, 2016	Gross Amount of Derivative Liabilities Presented in the Consolidated Balance Sheets	Gross Amount of Eligible Offsetting Recognized Derivative Assets Presented in the Consolidated Balance Sheets	Cash Collateral Pledged	Net Amount of Derivative Liabilities
Derivatives subject to master netting agreements	$—	$—	$—	$—
Derivatives not subject to master netting agreements	2			2

Total	$2	$—	$—	$2

		Gross Amounts not Offset in the Consolidated Balance Sheets that are Subject to Master Netting Agreements
Derivatives at January 2, 2016	Gross Amount of Derivative Assets Presented in the Consolidated Balance Sheets	Gross Amount of Eligible Offsetting Recognized Derivative Liabilities Presented in the Consolidated Balance Sheets	Cash Collateral Received	Net Amount of Derivative Assets
Derivatives subject to master netting agreements	$3	$1	$—	$2
Derivatives not subject to master netting agreements	13			13

Total	$16	$1	$—	$15

		Gross Amounts not Offset in the Consolidated Balance Sheets that are Subject to Master Netting Agreements
Derivatives at January 2, 2016	Gross Amount of Derivative Liabilities Presented in the Consolidated Balance Sheets	Gross Amount of Eligible Offsetting Recognized Derivative Assets Presented in the Consolidated Balance Sheets	Cash Collateral Pledged	Net Amount of Derivative Liabilities
Derivatives subject to master netting agreements	$1	$1	$—	$—
Derivatives not subject to master netting agreements	8			8

Total	$9	1	$—	$8

        For each counterparty, if netted, the Company would offset the asset and liability balances of all derivatives at the end of the reporting period. No cash collateral had been received or pledged related to these derivative instruments.

NOTE 13—PRODUCT AND GEOGRAPHIC INFORMATION

Product Information

        The following table presents the Company's net sales from its external customers for the five key areas (in millions):

Net Sales	2016	2015	2014
Traditional Cardiac Rhythm Management	$1,472	$1,617	$1,817
Heart Failure	1,444	1,113	991
Atrial Fibrillation	1,263	1,124	1,069
Cardiovascular	1,260	1,212	1,308
Neuromodulation	565	475	437

Net sales	$6,004	$5,541	$5,622

        The Company had no individual customer that represented 10 percent or more of its consolidated net sales during 2016, 2015 or 2014.

Geographic Information

        The following table presents net sales by significant country based on customer location (in millions):

Net Sales	2016	2015	2014
United States	$3,091	$2,838	$2,657
Other foreign countries	2,913	2,703	2,965

Net sales	$6,004	$5,541	$5,622

        The amounts for long-lived assets by significant country include net property, plant and equipment by physical location of the asset as follows (in millions):

Long-Lived Assets	December 31, 2016	January 2, 2016	January 3, 2015
United States	$983	$1,011	$1,005
Other foreign countries	335	309	338

Total long-lived assets	$1,318	$1,320	$1,343

NOTE 14—ABBOTT TRANSACTION

        On January 4, 2017, Abbott completed its acquisition of St. Jude Medical, Inc., pursuant to which St. Jude Medical, Inc. was merged with and into a wholly owned subsidiary of Abbott and was renamed St. Jude Medical, LLC. Under the Agreement and Plan of Merger, each outstanding share of the Company's common stock was automatically converted into the right to receive $46.75 in cash, without interest, and 0.8708 of an Abbott common share, with any fractional Abbott common shares settled in cash.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Abbott Laboratories

        We have audited the accompanying consolidated balance sheets of St. Jude Medical, Inc. as of December 31, 2016 and January 2, 2016, and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of St. Jude Medical, Inc. at December 31, 2016 and January 2, 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
February 17, 2017

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  Exhibit 99.1
ST. JUDE MEDICAL, INC. AUDITED CONSOLIDATED FINANCIAL STATEMENTS
ST. JUDE MEDICAL, INC. CONSOLIDATED STATEMENTS OF EARNINGS (In millions, except per share amounts)
ST. JUDE MEDICAL, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (In millions)
ST. JUDE MEDICAL, INC. CONSOLIDATED BALANCE SHEETS (In millions, except par value and share amounts)
ST. JUDE MEDICAL, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (In millions, except share amounts)
ST. JUDE MEDICAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions)
ST. JUDE MEDICAL, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS